PROSPECTUS SUPPLEMENT
(To Prospectus dated December 8, 2003)
$2,000,000,000
Diageo Capital plc
Diageo Finance B.V.
Diageo Investment Corporation
MEDIUM-TERM NOTES
Due 18 Months to 30 Years from Date of Issue
Guaranteed as to Payment of Principal, Premium (if any) and Interest
by
Diageo plc

Diageo Capital plc, Diageo Finance B.V. and Diageo Investment Corporation may offer from time to time medium-term notes. Each of the notes will have the benefit of the guarantee as to principal, premium (if any) and interest from Diageo plc. The specific terms of any notes offered will be included in a pricing supplement. Unless the pricing supplement provides otherwise, the notes offered will have the following general terms:

• The notes will mature 18 months to 30 years from the date of issue.
• The notes will bear interest at either a fixed or a floating rate. Floating rate interest will be based on:
 • CD Rate
 • CMT Rate
 • Commercial Paper Rate
 • EURIBOR
 • Federal Funds Rate
 • LIBOR
 • Prime Rate
 • Treasury Rate
• Any other rate specified in the applicable pricing supplement.	• Floating rate and fixed rate interest will be paid on the dates stated in the applicable pricing supplement.
• The notes will be in global form and interests in them will be held through The Depository Trust Company, unless otherwise specified.
• The notes may be either callable by Diageo plc, Diageo Capital plc, Diageo Finance B.V. or Diageo Investment Corporation or putable by you if specified in the applicable pricing supplement.
• The notes will have minimum denominations of $1,000.
• The notes may be denominated in currencies other than U.S. dollars.

		Underwriting Discounts
	Price to Public	and Commissions	Proceeds to Issuer

Per Note	100%	.200%-.750%	99.800%-99.250%
Total	$2,000,000,000	$4,000,000-$15,000,000	$1,996,000,000-$1,985,000,000

Investing in the notes involves certain risks. See “Risk Factors” beginning on page 3.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes, or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Offers to purchase the notes are being solicited from time to time by the agents listed below. The agents have agreed to use their reasonable best efforts to sell the notes. There is no established trading market for the notes and there can be no assurance that a secondary market for the notes will develop.

MORGAN STANLEY

GOLDMAN, SACHS & CO.

JPMORGAN

LEHMAN BROTHERS

MERRILL LYNCH & CO.

CITIGROUP
May 3, 2005

PROSPECTUS SUPPLEMENT

      You should rely only on the information that we incorporate by reference or provide in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC
      The SEC allows us to incorporate by reference the information we file with them. This means:

•	incorporated documents are considered part of this prospectus supplement and the attached prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus supplement and the attached prospectus.
      We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

•	Diageo’s annual report on Form 20-F for the fiscal year ended June 30, 2004.

•	Diageo’s report on Form 6-K dated April 28, 2005.
      Furthermore, we incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the end of the notes offering:

•	any reports on Form 6-K filed by us pursuant to the Securities Exchange Act of 1934 that indicate on their cover page that we will incorporate them by reference; and

•	reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934.
      You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:
Diageo plc
8 Henrietta Place
London W1G 0NB
England
Tel. No.: 011-44-20-7927-5200

SUMMARY
      The following summary describes the notes we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.
      In this prospectus supplement, the terms “we”, “our” and “us” refer to Diageo Capital plc, Diageo Finance B.V., Diageo Investment Corporation and Diageo plc. Either Diageo Capital, Diageo Finance or Diageo Investment may be the issuer, and Diageo is the guarantor, in this offering.
      We may offer from time to time up to U.S.$2,000,000,000, or the equivalent of this amount in other currencies, of the medium-term notes described in this prospectus supplement. We refer to the notes offered under this prospectus supplement as our medium-term notes. We refer to the offering of the medium-term notes as our “medium-term note program”.

General terms of the notes	• The notes will mature 18 months to 30 years from the date of issuance and will pay interest, if any, on the dates specified in the applicable pricing supplement.

• The notes will bear interest at either a fixed rate, which may be zero, or a floating rate.

• The notes will be denominated in U.S. dollars unless we specify otherwise in the applicable pricing supplement.

• The notes may be either callable by us or putable by you.

• Payments of principal and/or interest on the notes may be linked to currency prices, commodity prices, single securities, baskets of securities or indices.

• We may issue amortizing notes that pay a level amount in respect of both interest and principal amortized over the life of the note.

• The notes issued by Diageo Capital will be, and the notes issued by Diageo Finance may or may not be, listed on The New York Stock Exchange, Inc. or any other internationally recognized stock exchange and the notes issued by Diageo Investment will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.

• The notes will be guaranteed as to payment of principal, premium (if any) and interest, including any additional amounts which may be payable, by Diageo.

Forms of notes	The notes that we offer under our medium-term note program will be issued in fully registered form and will be represented by a global security registered in the name of a nominee of The Depository Trust Company, or DTC, as depositary, unless we specify otherwise in the applicable pricing supplement. We will not issue definitive notes except under the circumstances described in “Legal Ownership — Global Securities — Special Situations When the Global Security Will Be Terminated” in the accompanying prospectus. For information on DTC’s book-entry system, see “Clearance and Settlement — The Clearing Systems — DTC” in the prospectus.

FOREIGN CURRENCY RISKS AND RISKS RELATING TO NOTES LINKED TO CURRENCY PRICES, COMMODITY PRICES, SINGLE SECURITIES, BASKETS OF SECURITIES OR INDICES
General Information regarding Foreign Currency Risks
      This prospectus supplement and the prospectus do not describe all the risks of an investment in notes denominated in a currency other than U.S. dollars. You should consult your financial and legal advisors as to any specific risks entailed by an investment in notes that are denominated or payable in, or the payment of which is linked to the value of, foreign currency. These notes are not appropriate investments for investors who are not sophisticated in foreign currency transactions.
      The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the notes. These persons should consult their own legal and financial advisors concerning these matters.
Exchange Rates and Exchange Controls May Affect the Notes’ Value or Return
      Notes Involving Foreign Currencies Are Subject to General Exchange Rate and Exchange Control Risks. An investment in a note that is denominated or payable in, or the payment of which is linked to the value of, currencies other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the relevant foreign currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. These risks generally depend on economic and political events over which we have no control.
      Exchange Rates Will Affect Your Investment. In recent years, rates of exchange between U.S. dollars and some foreign currencies have been highly volatile and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any note. Depreciation against the U.S. dollar of the currency in which a note is payable would result in a decrease in the effective yield of the note below its coupon rate and could result in an overall loss to you on a U.S. dollar basis. In addition, depending on the specific terms of a currency-linked note, changes in exchange rates relating to any of the relevant currencies could result in a decrease in its effective yield and in your loss of all or a substantial portion of the value of that note.
      We Have No Control Over Exchange Rates. Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a country’s central bank or the imposition of regulatory controls or taxes, to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders.
      As a consequence, these government actions could adversely affect the U.S. dollar-equivalent yields or payouts for (a) notes denominated or payable in currencies other than U.S. dollars and (b) currency-linked notes.
      We will not make any adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable foreign currency. You will bear those risks.

      Some Foreign Currencies May Become Unavailable. Governments have imposed from time to time, and may in the future impose, exchange controls that could also affect the availability of a specified foreign currency. Even if there are no actual exchange controls, it is possible that the applicable currency for any note not denominated in U.S. dollars would not be available when payments on that note are due.
      Alternative Payment Method Used if Payment Currency Becomes Unavailable. If a payment currency is unavailable, we would make required payments in U.S. dollars on the basis of the market exchange rate. However, if the applicable currency for any note is not available because the euro has been substituted for that currency, we would make the payments in euro. The mechanisms for making payments in these alternative currencies are explained in “Description of Notes — Interest and Principal Payments” below.
      We Will Provide Currency Exchange Information in Pricing Supplements. The applicable pricing supplement will include information regarding current applicable exchange controls, if any, and historic exchange rate information for any note denominated or payable in a foreign currency or requiring payments that are related to the value of a foreign currency. That information will be furnished only for information purposes. You should not assume that any historic information concerning currency exchange rates will be representative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.
Currency Conversions May Affect Payments on Some Notes
      The applicable pricing supplement may provide for (1) payments on a non-U.S. dollar denominated note to be made in U.S. dollars or (2) payments on a U.S. dollar denominated note to be made in a currency other than U.S. dollars. In these cases, Citibank, N.A., in its capacity as exchange rate agent, or a different exchange rate agent identified in the pricing supplement, will convert the currencies. You will bear the costs of conversion through deductions from those payments.
Exchange Rates May Affect the Value of a New York Judgment Involving Non-U.S. Dollar Notes
      The notes will be governed by and construed in accordance with the laws of the State of New York. Unlike many courts in the United States outside the State of New York, the courts in the State of New York customarily enter judgments or decrees for money damages in the foreign currency in which notes are denominated. These amounts would then be converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. You would bear the foreign currency risk during litigation.
General Information regarding Notes Linked to Currency Prices, Commodity Prices, Single Securities, Baskets of Securities or Indices
      In addition to potential foreign currency risks as described above, an investment in currency-linked notes and/or notes linked to commodity prices, single securities, baskets of securities or indices presents certain significant risks not associated with other types of securities. If we issue such notes, we will describe certain risks associated with any particular note more fully in the applicable pricing supplement. Currency-linked notes and/or notes linked to commodity prices, single securities, baskets of securities or indices may present a high level of risk, and you may lose your entire investment if you purchase such notes.
      The treatment of such notes for United States federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular note. Accordingly, you should, in general, be capable of independently evaluating the federal income tax consequences applicable in your particular circumstances before purchasing such a note.
Loss of Principal or Interest
      The principal amount of such a note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more of the following (each, an “index”):

•	currencies, including baskets of currencies;

•	commodities, including baskets of commodities;

•	securities, including baskets of securities; or

•	any other index.
      The direction and magnitude of the change in the value of the relevant index will determine either or both the principal amount of a note linked to such index payable at maturity or the amount of interest payable on an interest payment date. The terms of a particular note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, if you invest in a note linked to an index, you may lose all or a portion of the principal invested in a note and may receive no interest on the note.
Volatility
      Certain indices are highly volatile. The expected principal amount payable at maturity of, or the interest rate on, a note based on a volatile index may vary substantially from time to time. Because the principal amount payable at the maturity of, or interest payable on, notes linked to an index is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the notes may be adversely affected by a fluctuation in the level of the relevant index.
      The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of or return on a note linked to such index.
Availability and Composition of Indices
      Certain indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. Such an alteration may result in a decrease in the value of or return on a note which is linked to such index.
      An index may become unavailable due to such factors as war, natural disasters, cessation of publication of the index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such index. If an index becomes unavailable, the determination of principal of or interest on a note linked to an index may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant index to be used. An alternative method of valuation may result in a decrease in the value of or return on a note linked to an index.
      Certain notes are linked to indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such a note is subject. In addition, there may be less trading in such indices or instruments underlying such indices, which could increase the volatility of such indices and decrease the value of or return on notes relating thereto.
      Additional risks, if any, specific to particular notes issued under our medium-term note program will be detailed in the applicable pricing supplements.

DESCRIPTION OF NOTES
      Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities and Guarantees” in the prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in “Description of Debt Securities and Guarantees” in the prospectus.
General Terms of Notes
      Diageo Capital may issue notes under the indenture, dated as of August 3, 1998, among Diageo Capital, Diageo, as guarantor, and Citibank, as trustee. Diageo Finance may issue notes under the indenture, dated as of December 8, 2003, among Diageo Finance, Diageo, as guarantor, and Citibank, as trustee. Diageo Investment may issue notes under the indenture, dated as of June 1, 1999, among Diageo Investment, Diageo, as guarantor, and Citibank, as trustee. The medium-term notes issued under the indentures will each constitute a single series under the respective indentures, together with any medium-term notes we issue in the future under the indentures that we designate as being part of that series. The notes will be guaranteed as to payment of principal, premium (if any) and interest, including any additional amounts which may be payable, by Diageo.
      Ranking. Notes and guarantees issued under the indentures are not secured by any property or assets of Diageo Capital, Diageo Finance, Diageo Investment or Diageo and will rank equally with all other unsecured and unsubordinated indebtedness of the relevant issuer.
      Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our medium-term notes to the extent applicable:

•	the specific designation of the notes;

•	the issue price (price to public);

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the original issue date;

•	the stated maturity date and any terms related to any extension of the maturity date;

•	whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

•	for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

•	for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

•	if the note is an amortizing note, the amortization schedule;

•	whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

•	whether the notes are currency-linked notes and/or notes linked to commodity prices, single securities, baskets of securities or indices;

•	if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency”, along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar;

•	whether the notes will be listed on any stock exchange;

•	whether the notes will be issued in book-entry or definitive form;

•	any special tax consequences in connection with the notes issued; and

•	any other terms on which we will issue the notes.
      Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:
      A “business day” means any day, other than a Saturday or Sunday, (a) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) in The City of New York or (y) for notes denominated in a specified currency other than U.S. dollars or euro, in the principal financial center of the country of the specified currency, and (b) for notes denominated in euro, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System, which is commonly referred to as “TARGET”, is operating; provided that with respect to LIBOR notes, the day is also a London banking day.
      “Euro LIBOR notes” means LIBOR notes for which the index currency is euros.
      An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.
      “London banking day” means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.
      “Principal financial center” means, unless we specify otherwise in the applicable pricing supplement, the capital city of the country of the specified currency, except that with respect to Australian dollars, Canadian dollars, South African rand and Swiss francs, the principal financial center will be Sydney and Melbourne, Toronto, Johannesburg and Zurich, respectively.
      The “record date”, with respect to notes issued by Diageo Investment or in the event we issue definitive notes, for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.
      “TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open for settlement.
      References in this prospectus supplement to “U.S. dollars” or “U.S.$” or “$” are to the currency of the United States of America.
Forms of Notes
      We will issue notes only in fully registered form. The notes will be offered on a continuing basis and will be issued as book-entry notes. We will not issue definitive notes, except under the circumstances described in “Legal Ownership — Global Securities — Special Situations When the Global Security Will Be Terminated” in the accompanying prospectus.
      Book-Entry Notes. For notes in book-entry form, we will issue one or more global securities representing the entire issue of notes. Except as set forth in the prospectus under “Legal Ownership — Global Securities”, you may not exchange book-entry notes or interests in book-entry notes for definitive notes.
      Each global security representing book-entry notes will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. DTC maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor’s beneficial interest will be reflected in the records of DTC’s direct or indirect participants through an account maintained by the investor with its broker/ dealer, bank, trust company or other representative. A further description of DTC and its procedures is set forth in the prospectus under “Clearance and Settlement”. DTC has confirmed to us, the agents and the trustee that it intends to follow these procedures.

      The notes issued by Diageo Capital will be, and the notes issued by Diageo Finance may or may not be, listed on The New York Stock Exchange or any other internationally recognized stock exchange, unless we specify otherwise in the applicable pricing supplement.
      Definitive Notes. If we issue notes in definitive form, the certificate will name the investor or the investor’s nominee as the owner of the note. The person named in the note register will be considered the owner of the note for all purposes under the indentures. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange definitive notes for book-entry notes or interests in book-entry notes.
      Denominations. We will issue the notes:

•	for U.S. dollar denominated notes, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000; or

•	for notes denominated in a specified currency other than U.S. dollars, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under “— Interest and Principal Payments — Unavailability of Foreign Currency” below, on the business day immediately preceding the date of issuance.
Interest and Principal Payments
      Payments, Exchanges and Transfers. Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes and exchange the notes at the agent in the Borough of Manhattan, The City of New York, we maintain for that purpose. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth under “Legal Ownership — Global Securities” in the prospectus. On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes is Citibank, N.A., acting through its corporate trust office at 111 Wall Street, 14th Floor, New York, New York 10043. We refer to Citibank, acting in this capacity, as the paying agent.
We will not be required to:

•	register the transfer of or exchange any note if the holder has exercised the holder’s right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased;

•	register the transfer of or exchange notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any registered note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part.
      No service charge will be made for any registration or transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.
      Although we anticipate making payments of principal, premium, if any, and interest, if any, on most notes in U.S. dollars, some notes may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on notes that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in euro, will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

      Payment of Additional Amounts. The government of any jurisdiction where Diageo, Diageo Capital or Diageo Finance is incorporated may require Diageo, Diageo Capital or Diageo Finance to withhold amounts from payments of principal or interest on the notes or any amounts to be paid under the guarantees, as the case may be, for taxes or any other governmental charges. If a withholding of this type is required, Diageo, Diageo Capital or Diageo Finance, as the case may be, may be required to pay to you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled. We may have the right to redeem the notes in the event we are required to pay such additional amounts, as described in “Description of Debt Securities and Guarantees — Special Situations — Optional Tax Redemption” in the prospectus. Wherever we mention the payment of principal or interest on the notes, such mention shall be deemed to include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable. For more information on additional amounts and the situations in which Diageo, Diageo Capital or Diageo Finance may be required to pay additional amounts, see “Description of Debt Securities and Guarantees — Payment of Additional Amounts” in the prospectus.
      Book-Entry Notes. The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of DTC, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that DTC, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of DTC. We also expect that payments by DTC’s participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.
      Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency. Book-entry notes payable in a specified currency other than U.S. dollars will provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, DTC will elect to receive all payments with respect to the beneficial owner’s interest in the notes in U.S. dollars, unless the beneficial owner takes the following steps:

•	The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a note payable in euro, the account must be a euro account in a country for which the euro is the lawful currency.

•	The participant must notify DTC of the beneficial owner’s election on or prior to the third business day after the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

•	DTC will notify the paying agent and trustee of the beneficial owner’s election on or prior to the fifth business day after the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.
      Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to DTC.
      Definitive Notes. In the event we issue definitive notes, the paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a definitive note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest or, in the case of an amortizing note, principal and interest, on the next succeeding interest payment date to the holder of record on the record date corresponding to the next succeeding interest payment date.

      Except as indicated below for payments of interest at maturity, redemption or repayment, in the event we issue definitive notes, the paying agent will make U.S. dollar payments of interest either:

•	by check mailed to the address of the person entitled to payment as shown on the note register on the applicable record date; or

•	for a holder of at least $10,000,000 in aggregate principal amount of definitive notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not later than 15 calendar days prior to the applicable interest payment date.
      U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a note will be made in immediately available funds against presentation and surrender of the note.
      Payment Procedures for Definitive Notes Denominated in a Foreign Currency. In the event we issue definitive notes payable in a specified currency other than U.S. dollars, the notes may provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars. To do so, the holder must send a written request to the paying agent:

•	for payments of interest, on or prior to the fifth business day after the applicable record date; or

•	for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.
      To revoke this election for all or a portion of the payments on the definitive notes, the holder must send written notice to the paying agent:

•	at least five business days prior to the applicable record date, for payment of interest; or

•	at least ten calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.
      If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the definitive notes:

•	by wire transfer of immediately available funds in the specified currency to the holder’s account at a bank located outside the United States, and in the case of a note payable in euro, in a country for which the euro is the lawful currency, if the paying agent has received the holder’s written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

•	by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the note register, if the holder has not provided wire instructions.
However, the paying agent will only pay the principal of the definitive notes, any premium and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the definitive notes at the office or agency of the paying agent.
      Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. The exchange rate agent will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above. The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.
      Unavailability of Foreign Currency. The relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in The City of New York for cable transfers of the currency or currencies in which a payment on any note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the “market exchange rate”. If that rate of exchange is not then available or is not published for a particular payment currency, the exchange rate agent will determine the market exchange rate at its sole, reasonable discretion.
      These provisions do not apply if a specified currency is unavailable because it has been replaced by the euro. If the euro has been substituted for a specified currency, we may at our option, or will, if required by applicable law, without the consent of the holders of the affected notes, pay the principal of, premium, if any, or interest, if any, on any note denominated in the specified currency in euro instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended by the treaty on European Union and as it may be amended further from time to time. Any payment made in U.S. dollars or in euro as described above where the required payment is in an unavailable specified currency will not constitute an event of default.
      Discount Notes. Some notes may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant yield. See “Taxation — United States Taxation of Debt Securities — United States Holders — Original Issue Discount” in the prospectus. If the principal of any note that is considered to be issued with original issue discount is declared to be due and payable immediately, the amount of principal due and payable on that note will be limited to:

•	the aggregate principal amount of the note multiplied by the sum of:

•	its issue price, expressed as a percentage of the aggregate principal amount, plus

•	the original issue discount amortized from the date of issue to the date of declaration, expressed as a percentage of the aggregate principal amount.
The amortization will be calculated using the “interest method”, computed in accordance with generally accepted accounting principles in effect on the date of declaration. See the applicable pricing supplement for any special considerations applicable to these notes.
Fixed Rate Notes
      Each fixed rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.
      How Interest Is Calculated. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.
      How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “If a Payment Date is Not a Business Day”.
      When Interest Is Paid. Payments of interest on fixed rate notes will be made on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.
      Amount of Interest Payable. Interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.
      If a Payment Date is Not a Business Day. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.
      Amortizing Notes. A fixed rate note may pay a level amount in respect of both interest and principal amortized over the life of the note. Payments of principal and interest on amortizing notes will be made on the interest payment dates specified in the applicable pricing supplement, and at maturity or upon any earlier redemption or repayment. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide to the original purchaser, and will furnish to subsequent holders upon request to us, a table setting forth repayment information for each amortizing note.
Floating Rate Notes
      Each floating rate note will mature on the date specified in the applicable pricing supplement.
      Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the “base rate”. The base rate may be one or more of the following:

•	the CD rate;

•	the CMT rate;

•	the commercial paper rate;

•	EURIBOR;

•	the federal funds rate;

•	LIBOR;

•	the prime rate;

•	the Treasury rate; or

•	any other rate or interest rate formula specified in the applicable pricing supplement and in the floating rate note.
      Formula for Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

•	the specified base rate based on the index maturity,

•	plus or minus the spread, if any, and/or

•	multiplied by the spread multiplier, if any.
      For any floating rate note, “index maturity” means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The “spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The “spread multiplier” is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note.
      Limitations on Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

•	a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the “maximum interest rate”;

•	a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the “minimum interest rate”.

      Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable pricing supplement.
      In addition, the interest rate on a floating rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.
      How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the “initial interest rate”. The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the “interest reset period” and the first day of each interest reset period is the “interest reset date”. The “interest determination date” for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows:

•	for federal funds rate notes and prime rate notes, the interest determination date will be the business day prior to the interest reset date;

•	for CD rate notes, commercial paper rate notes and CMT rate notes, the interest determination date will be the second business day prior to the interest reset date;

•	for EURIBOR notes or Euro LIBOR notes, the interest determination date will be the second TARGET Settlement Day, as defined above under “— General Terms of Notes — Some Definitions”, prior to the interest reset date;

•	for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR note for which the index currency is pounds sterling will be the interest reset date; and

•	for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned.
Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week.
      The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.
      In the detailed descriptions of the various base rates which follow, the “calculation date” pertaining to an interest determination date means the earlier of (1) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and (2) the business day preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.
      How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “If a Payment Date is Not a Business Day”.

      Citibank, N.A. will act as the calculation agent for any issue of floating rate notes unless we specify otherwise in the applicable pricing supplement. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note.
      For a floating rate note, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

•	by 360, in the case of CD rate notes, commercial paper rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes, except for LIBOR notes denominated in pounds sterling, and prime rate notes;

•	by 365, in the case of LIBOR notes denominated in pounds sterling; or

•	by the actual number of days in the year, in the case of Treasury rate notes and CMT rate notes.
For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.
      All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with 0.000005% being rounded up to 0.00001%) and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent (with one-half cent rounded upward).
      When Interest Is Paid. We will pay interest on floating rate notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.
      If a Payment Date is Not a Business Day. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.
Base Rates

CD Rate Notes
      CD rate notes will bear interest at the interest rates specified in the CD rate notes and in the applicable pricing supplement. Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.
      The “CD rate” means, for any interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates”, or any successor publication of the Board of Governors of the Federal Reserve System (“H.15(519)”) under the heading “CDs (Secondary Market)”.
      The following procedures will be followed if the CD rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve

System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication, which is commonly referred to as the “H.15 Daily Update”, for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption “CDs (Secondary Market)”.

•	If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

•	If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate for that interest determination date will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

CMT Rate Notes
      CMT rate notes will bear interest at the interest rates specified in the CMT rate notes and in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.
      The “CMT rate” means, for any interest determination date, the rate displayed on the Designated CMT Moneyline Telerate Page, as defined below, under the caption “...Treasury Constant Maturities... Federal Reserve Board Release H.15... Mondays Approximately 3:45 p.m.”, under the column for the Designated CMT Maturity Index, as defined below, for:

(1) the rate on that interest determination date, if the Designated CMT Moneyline Telerate Page is 7051; and

(2) the week or the month, as applicable, ended immediately preceding the week in which the related interest determination date occurs, if the Designated CMT Moneyline Telerate Page is 7052.
      The following procedures will be followed if the CMT rate cannot be determined as described above:

•	If the above rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

•	If the rate described in the first bullet point is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index or other United States Treasury rate for the Designated CMT Maturity Index on the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Moneyline Telerate Page and published in the relevant H.15(519).

•	If the information described in the second bullet point is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date, reported, according to their written records, by three leading primary United States government securities dealers, which we refer to as a “reference dealer”, in The City of New York, which may include an agent or other affiliates of ours, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as “Treasury notes”, with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than that Designated CMT Maturity Index minus one year. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

•	If the calculation agent cannot obtain three Treasury notes quotations as described in the immediately preceding sentence, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date of three reference dealers in The City of New York, selected using the same method described in the immediately preceding sentence, for Treasury notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

•	If three or four (and not five) of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

•	If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate for that interest determination date will remain the CMT rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

      “Designated CMT Moneyline Telerate Page” means the display on Moneyline Telerate, or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement, the Designated CMT Moneyline Telerate Page will be 7052, for the most recent week.
      “Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in an applicable pricing supplement for which the CMT rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

Commercial Paper Rate Notes
      Commercial paper rate notes will bear interest at the interest rates specified in the commercial paper rate notes and in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.
      The “commercial paper rate” means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading “Commercial Paper — Nonfinancial”.
      The following procedures will be followed if the commercial paper rate cannot be determined as described above:

•	If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update under the heading “Commercial Paper — Nonfinancial”.

•	If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of commercial paper in The City of New York selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is “AA”, or the equivalent, from a nationally recognized statistical rating agency.

•	If the dealers selected by the calculation agent are not quoting as mentioned above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.
      The “money market yield” will be a yield calculated in accordance with the following formula:

money market yield	=	D × 360 360 - (D × M)	×	100
where “D” refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

EURIBOR Notes
      EURIBOR notes will bear interest at the interest rates specified in the EURIBOR notes and in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.
      “EURIBOR” means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI — The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Moneyline Telerate, or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as “Moneyline Telerate Page 248”, as of 11:00 a.m. (Brussels time).
      The following procedures will be followed if the rate cannot be determined as described above:

•	If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m. (Brussels time) on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

•	If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable interest reset date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S.$1 million in euro.

•	If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, the EURIBOR for that determination date will remain EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest will be the initial interest rate.
      “Euro-zone” means the region comprised of member states of the European Union that have adopted the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union and as it may be amended further from time to time.

Federal Funds Rate Notes
      Federal funds rate notes will bear interest at the interest rates specified in the federal funds rate notes and in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.
      The “federal funds rate” means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” as displayed on Moneyline Telerate, or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as “Moneyline Telerate Page 120”.
      The following procedures will be followed if the federal funds rate cannot be determined as described above:

•	If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update under the heading “Federal Funds/ Effective Rate”.

•	If that rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

•	If the brokers selected by the calculation agent are not quoting as mentioned above, the federal funds rate for that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

LIBOR Notes
      LIBOR notes will bear interest at the interest rates specified in the LIBOR notes and in the applicable pricing supplement. That interest rate will be based on London interbank offered rate, which is commonly referred to as “LIBOR”, and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.
      The calculation agent will determine “LIBOR” for each interest determination date as follows:

•	As of the interest determination date, LIBOR will be either:

•	if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

•	if “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

•	If (1) fewer than two offered rates appear and “LIBOR Reuters” is specified in the applicable pricing supplement, or (2) no rate appears and the applicable pricing supplement specifies either (x) “LIBOR Moneyline Telerate” or (y) “LIBOR Reuters” and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

•	If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

•	If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.
      The “index currency” means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the euro is substituted for that currency, the index currency will be the euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.
      “Designated LIBOR Page” means either (a) if “LIBOR Reuters” is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or (b) if “LIBOR Moneyline Telerate” is designated in the applicable pricing supplement, the display on Moneyline Telerate, or any successor service, on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.
      If neither LIBOR Reuters nor LIBOR Moneyline Telerate is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Moneyline Telerate were specified, and, if the U.S. dollar is the index currency, as if Page 3750, had been specified.

Prime Rate Notes
      Prime rate notes will bear interest at the interest rates specified in the prime rate notes and in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.
      The “prime rate” means, for any interest determination date, the rate on that date as published in H.15(519) under the heading “Bank Prime Loan”.
      The following procedures will be followed if the prime rate cannot be determined as described above:

•	If the above rate is not published prior to 9:00 a.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading “Bank Prime Loan”.

•	If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank’s prime rate or base lending rate as in effect for that interest determination date.

•	If fewer than four rates appear on the Reuters Screen USPRIME 1 Page for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York selected by the calculation agent, after consultation with us.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.
      “Reuters Screen USPRIME 1 Page” means the display designated as page “USPRIME 1” on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Notes
      Treasury rate notes will bear interest at the interest rates specified in the Treasury rate notes and in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.
      The “Treasury rate” means:

•	the rate from the auction held on the applicable interest determination date, which we refer to as the “auction”, of direct obligations of the United States, which are commonly referred to as “Treasury Bills”, having the index maturity specified in the applicable pricing supplement as that rate appears under the caption “INVESTMENT RATE” on the display on Moneyline Telerate, or any successor service, on page 56 or any other page as may replace page 56 on that service, which we refer to as “Moneyline Telerate Page 56”, or page 57 or any other page as may replace page 57 on that service, which we refer to as “Moneyline Telerate Page 57”, or

•	if the rate described in the first bullet point is not published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Auction High”, or

•	if the rate described in the second bullet point is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury, or

•	if the rate referred to in the third bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”, or

•	if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”, or

•	if the rate referred to in the fifth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement, or

•	if the dealers selected by the calculation agent are not quoting as mentioned in the sixth bullet point, the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.
      The “bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond Equivalent Yield	=	D × N 360 - (D × M)	×	100
where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.
Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices
      We may issue notes where the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date is determined by reference to one or more commodity prices, securities of entities not affiliated with us, a basket of those securities or an index or indices of those securities. These notes may include other terms, which will be specified in the relevant pricing supplement. These notes may present a high level of risk, and you may lose your entire investment if you purchase them. See “Foreign Currency Risks and Risks Relating to Notes Linked to Currency Prices, Commodity Prices, Single Securities, Baskets of Securities or Indices”.
Currency-Linked Notes
      We may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as “currency-linked notes”. The pricing supplement will specify the following:

•	information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

•	the currency in which the face amount of the currency-linked note is denominated, which we refer to as the “denominated currency”;

•	the currency in which principal on the currency-linked note will be paid, which we refer to as the “payment currency”;

•	the interest rate per annum and the dates on which we will make interest payments;

•	specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

•	additional tax considerations, if any.
      The denominated currency and the payment currency may be the same currency or different currencies. Interest on currency-linked notes will be paid in the denominated currency. These notes may present a high level of risk, and you may lose your entire investment if you purchase them. See “Foreign Currency Risks and Risks Relating to Notes Linked to Currency Prices, Commodity Prices, Single Securities, Baskets of Securities or Indices”.
Redemption and Repurchase of Notes
      Optional Redemption. The pricing supplement will indicate the terms of our option to redeem the notes. We will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement, to the address of each holder as that address appears upon the books maintained by the paying agent. The notes, except for amortizing notes, will not be subject to any sinking fund.
      Repayment at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repay the note on a date or dates specified prior to its maturity date. The repayment price will be equal to 100% of the principal amount of the note, together with accrued interest to the date of repayment. For notes issued with original issue discount, the pricing supplement will specify the amount payable upon repayment.
      For us to repay a note, the paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

•	the note with the form entitled “Option to Elect Repayment” on the reverse of the note duly completed; or

•	a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the note, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.
      Except in the case of renewable notes, exercise of the repayment option by the holder of a note will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.
      Special Requirements for Optional Repayment of Global Notes. If a note is represented by a global note, DTC or DTC’s nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC’s nominee will timely exercise a right to repayment of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to DTC.
      Open Market Purchases by Us. We may purchase notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the relevant trustee for cancellation.
Replacement of Notes
      At the expense of the holder, we will replace any notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated notes must be delivered to the applicable trustee, the paying agent or the registrar, in the case of registered notes, or satisfactory evidence of the destruction, loss or theft of the notes must be delivered to us, the paying agent, the registrar, in the case of registered notes, or the applicable trustee. At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar, in the case of registered notes, and the applicable trustee may be required before a replacement note will be issued.

PLAN OF DISTRIBUTION
      Subject to the terms and conditions set forth in the amended and restated distribution agreement, dated December 8, 2003, among us and the agents (as defined below), we are offering the medium-term notes on a continuing basis exclusively through Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., each of which we refer to individually as an “agent” and, together, as the “agents”, who have agreed to use reasonable best efforts to solicit offers to purchase the notes. We will have the sole right to accept offers to purchase the notes and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes. Unless otherwise specified in the applicable pricing supplement, we will pay an agent, in connection with sales of the notes resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .200% to ..750% of the initial offering price of the notes to be sold, depending upon the maturity of the notes.
      We may also sell notes to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell the notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the notes it has purchased as principal to other dealers. That agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.
      Each of the agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.
      We estimate that we will spend approximately $200,000 for printing, rating agency, trustee’s and legal fees and other expenses allocable to the offering.
      The notes issued by Diageo Capital will be, and the notes issued by Diageo Finance may or may not be, listed on The New York Stock Exchange or any other internationally recognized stock exchange and the notes issued by Diageo Investment will not be listed on any national securities exchange, unless we specify otherwise in the applicable pricing supplement. We have been advised by the agents that they intend to make a market in the notes, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the notes.
      Each agent has severally represented and agreed that, in connection with the distribution of the notes, directly or indirectly (a) it has not offered or sold and, prior to the expiry of the period of six months from the date of the issue of the notes, will not offer or sell any such notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom and (c) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (with the meaning of Section 21 of the FSMA) received by it in connection with the issue and sale of such Securities in circumstances in which Section 21(1) of the FSMA does not apply to the applicable issuer or Diageo.
      The notes may be offered in The Netherlands or, if issued by Diageo Finance, anywhere in the world, and any such offer may only be announced: (a) if those notes each have a denomination of at least €50,000 (or its foreign currency equivalent), or (b) to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities) (“professional investors”), or (c) to persons who are established, domiciled or have their residence (collectively, “are resident”) outside The Netherlands, or (d) to a combination of persons who are professional investors and persons who are resident outside The Netherlands, or (e) otherwise in accordance with the 1995 Act on the Supervision of the Securities Trade (Wet toezicht effectenverkeer 1995). Each agent has represented and agreed that it will only offer notes, and announce any such offer, in accordance with these restrictions and certain additional requirements under the 1995 Act on the Supervision of the Securities Trade and the related exemption regulations (such as the requirement to include selling legends and certain statements in offering materials and advertisements in connection with (b), (c) and (d) above). In addition, transfer requirements may apply to notes that qualify as savings certificates as defined in the Netherlands Savings Certificates Act (Wet inzake spaarbewijzen).
      In order to facilitate the offering of the notes, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the agents may overallot in connection with any offering of the notes, creating a short position in the notes for their own accounts. In addition, to cover overallotments or to stabilize the price of the notes, the agents may bid for, and purchase, the notes in the open market. Finally, in any offering of the notes through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.
      In the ordinary course of their business, the agents and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates.
      Concurrently with the offering of the notes through the agents, we may issue other debt securities under the indentures referred to in this prospectus supplement or other securities referred to in the accompanying prospectus. The aggregate initial offering price of medium-term notes offered by this prospectus supplement may be reduced by our sale of other securities referred to in the accompanying prospectus.

TAXATION
Netherlands Taxation
      The information in this section replaces the information in the attached prospectus under the caption “Taxation — Netherlands Taxation”.

General
      The following describes the principal Dutch tax consequences for non-residents of The Netherlands of holding and disposing of notes. This summary does not purport to be a comprehensive description of all Dutch tax considerations that may be relevant to a decision to hold and dispose of notes. It is the opinion of De Brauw Blackstone Westbroek N.V., Dutch counsel to Diageo and Diageo Finance. Each prospective holder of notes should consult a professional adviser with respect to the tax consequences of an investment in the notes. The discussion of certain Dutch taxes set forth below is included for general information purposes only.
      This summary is based on Dutch tax legislation, published case law, treaties, rules, regulations and similar documentation, in force as of the date of this prospectus supplement, which may be changed at a later date and implemented with retroactive effect. The summary only applies to persons who are beneficial owners of notes. This summary does not address the Dutch tax consequences of an individual holder of notes who holds a substantial interest (aanmerkelijk belang) in Diageo plc.
      A substantial interest is generally present if a holder holds, whether directly or indirectly, alone or, if the holder is an individual, together with his or her spouse or partner, or a person deemed to be his or her partner, or certain other persons sharing such holder’s house or household, or if certain relatives (including foster children) of such holder, (deemed) partner or other person hold, the ownership of, or certain other rights (including rights to acquire shares whether or not already issued) over, shares representing 5% or more of the total issued and outstanding capital (or of the issued and outstanding capital of any class of shares) of a company or certain profit participating certificates that relate to 5% or more of the annual profit of a company or to 5% or more of the liquidation proceeds of a company.

Dutch Taxation of Notes
      A holder of notes that is not a resident nor deemed to be a resident of The Netherlands for Dutch tax purposes (nor has opted to be taxed as a resident of The Netherlands) is not taxable in respect of income derived from the notes and capital gains realized upon the disposal, transfer or alienation of the notes, unless:

(i) the holder of notes derives profits from an enterprise, whether as entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which enterprise or part thereof, as the case may be, the notes are attributable; or

(ii) the holder of notes is an individual, and such income or capital gain qualifies as “a benefit from miscellaneous activities” (resultaat uit overige werkzaamheden) in The Netherlands which, for instance, would be the case if the holder of notes performs activities in The Netherlands with respect to the notes that exceed “regular, active portfolio management” (normaal actief vermogensbeheer); or

(iii) the holder of notes is, otherwise than as described under (i) above, entitled to share in the profits of an enterprise that is effectively managed in The Netherlands, other than by way of securities or through an employment contract, and to which enterprise the notes are attributable; or

(iv) the holder of notes is a legal entity or any other body or fund that is subject to Dutch corporate income tax and has a substantial interest in Diageo plc, which cannot be allocated to the business assets of the holder of notes.
In cases where the holder of notes is an individual, the income or capital gains realized under conditions (i) and (ii) are generally subject to individual income tax at progressive rates up to 52%. In the case of condition (iii), such holder of notes will be taxed at a flat rate of 30% on the deemed income from “savings and investments” (sparen en beleggen). This deemed income amounts to 4% of the average of the individual’s “yield basis” (rendementsgrondslag) at the beginning of the calendar year and the individual’s “yield basis” at the end of the calendar year, to the extent the average exceeds a certain threshold. The notes will be included in the individual’s “yield basis”. In cases where the holder of notes is a legal entity or any other body or fund that is subject to corporate income tax, the income or capital gains realized under conditions (i), (iii) or (iv) is generally subject to corporate income tax at a maximum rate of 31.5%.

Dutch Withholding Tax
      All payments made under the notes will not be subject to any withholding tax or any deduction for, or on account of, any taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein, unless de jure or de facto (rechtens dan wel in feite), (a) one or more amounts(s) to be paid under the debt securities is or are contingent, in whole or in part, upon the amount of profits derived or distributed by Diageo Finance or by an affiliate of Diageo Finance (verbonden lichaam); and (b) the debt securities do not have a specified final maturity date or have a final maturity date that falls on a date more than 10 years after the date of issue of the debt securities.

Tax Treaties
      Under most tax treaties concluded by The Netherlands, The Netherlands may not impose tax on taxable income from or capital gains realized upon the disposal, transfer or alienation of the notes, unless additional conditions are met.

Dutch Gift and Inheritance Taxes
      No gift or inheritance taxes will arise in The Netherlands in respect of the acquisition of notes by way of gift by, or inheritance on the death of, a holder of notes who is neither a resident nor deemed to be a resident of The Netherlands for purposes of the Dutch gift and inheritance tax, unless:

(i) such holder at the time of the gift has or at the time of his or her death had an enterprise or an interest in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which the notes are or were attributable; or

(ii) the notes are or were attributable to the assets of an enterprise that is effectively managed in The Netherlands and the donor is or the deceased was entitled to share in the profits of that enterprise, at the time of the gift or at the time of his or her death, other than by way of securities or through an employment contract; or

(iii) in the case of a gift of the notes by an individual who at the date of the gift was neither a resident nor deemed to be a resident of The Netherlands, such individual dies within 180 days after the date of the gift, while at the time of his or her death being a resident or deemed to be a resident of The Netherlands.
An individual of Dutch nationality who is not a resident of The Netherlands is deemed to be a resident of The Netherlands for purposes of the Dutch gift and inheritance tax if he or she has been a resident of The Netherlands during the ten years preceding the gift or his or her death. An individual of any other nationality is deemed to be a resident of The Netherlands for purposes of the Dutch gift tax only if he or she has been residing in The Netherlands at any time during the twelve months preceding the time of the gift.

Other Taxes and Duties
      No capital duty, registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty will be payable in The Netherlands by a holder of notes in respect of or in connection with the subscription, issue, placement, allotment or delivery of the notes.

European Union Savings Directive
      On June 3, 2003, the Council of the European Union adopted a directive regarding the taxation of, and information exchange among, member states of the European Union (“Member States”) with respect to interest income. Each Member State is required to implement laws that will require information reporting by paying agents in that Member State about interest payments to beneficial owners who are individuals resident in another Member State by July 1, 2005. Generally, this information will be furnished to the competent taxing authority of the Member State of the beneficial owner’s residence. For a transitional period, however, until a number of conditions are met, Austria, Belgium and Luxembourg may instead impose a withholding tax on interest payments. The rate of withholding will be 15% for the first three years of implementation of the directive (starting July 1, 2005, if the provisions of the directive are applied as scheduled), 20% from July 1, 2008 and 35% from July 1, 2011.
If you reside in a Member State of the European Union, please consult your own legal or tax advisors regarding the consequences of the directive in your particular circumstances.
VALIDITY OF SECURITIES
      The information in this section replaces the information in the attached prospectus under the caption “Validity of Securities” with respect to the notes.
      Sullivan & Cromwell LLP, our US counsel, and Davis Polk & Wardwell, US counsel for any underwriters, will pass upon the validity of the debt securities, debt warrants, purchase contracts and guarantees as to certain matters of New York law. Slaughter & May, our English solicitors, will pass upon the validity of the debt securities, guarantees, warrants, purchase contracts, preference shares and ordinary shares as to certain matters of English law. Morton Fraser LLP, our Scottish solicitors, will pass upon Scottish law matters. De Brauw Blackstone Westbroek N.V., our Dutch counsel, will pass upon Dutch law matters.
EXCEPTION OF CERTAIN CIVIL LIABILITIES
      The information in this section replaces the information in the attached prospectus under the caption “Exception of Certain Civil Liabilities” with respect to the notes.
      Diageo Investment is incorporated under the laws of the State of Delaware. Diageo Capital is incorporated under the laws of Scotland. Diageo Finance is incorporated under the laws of The Netherlands. Diageo is a public limited company incorporated under the laws of England and Wales. Substantially all of our directors and officers, and some of the experts named in this document, reside outside the United States, principally in the United Kingdom. All or a substantial portion of our assets, and the assets of such persons, are located outside the United States. Therefore, you may not be able to effect service of process within the United States upon us or these persons so that you may enforce judgments of US courts against us or these persons based on the civil liability provisions of the US federal securities laws. Slaughter and May has advised us that there is doubt as to the enforceability in England and Wales, in original actions or in actions for enforcement of judgments of US courts, of civil liabilities solely based on the US federal securities laws. Furthermore, Morton Fraser LLP has advised us that there is doubt as to the enforceability in Scotland, in original actions or in actions for enforcement of judgments of US courts, of civil liabilities solely based on the US federal securities laws. Moreover, De Brauw Blackstone Westbroek N.V. has advised us that there is doubt as to the enforceability in The Netherlands, in original actions or in actions for enforcement of judgments of US courts, of civil liabilities solely based on the US federal securities laws. We have further been advised by De Brauw Blackstone Westbroek N.V. that the United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. As a consequence, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in

The Netherlands. However, if the party in whose favor such final judgment for the payment of money which is enforceable in the United States is rendered brings a new suit in a court of competent jurisdiction in The Netherlands, such party may submit to the Dutch court the final judgment that has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that proper legal procedures have been observed, the court in The Netherlands would, under current practice, give binding effect to the final judgment that has been rendered in the United States unless such judgment contravenes Dutch public policy.

$7,000,000,000
DIAGEO INVESTMENT CORPORATION
DIAGEO CAPITAL PLC
DIAGEO FINANCE B.V.
GUARANTEED DEBT SECURITIES
Fully and unconditionally guaranteed by
DIAGEO PLC

DIAGEO PLC
Debt Securities
Warrants
Purchase Contracts
Units
Preference Shares
Ordinary Shares
In the form of ordinary shares or American depositary shares
     Diageo Investment Corporation, Diageo Capital plc or Diageo Finance B.V. may use this prospectus to offer from time to time guaranteed debt securities. Diageo plc may use this prospectus to offer from time to time debt securities, warrants, purchase contracts, units, preference shares or ordinary shares, directly or in the form of American depositary shares. Diageo’s ordinary shares are admitted to trading on the London Stock Exchange under the symbol “DGE” and are also listed on the Paris and Dublin stock exchanges. Diageo’s American depositary shares, each representing four ordinary shares, are listed on the New York Stock Exchange under the symbol “DEO”.
     You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.
     Investing in these securities involves certain risks. See “Risk Factors” beginning on page 3.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 8, 2003.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $7,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us”.
      In this prospectus, the terms “we”, “our” and “us” refer to Diageo Investment Corporation, Diageo Capital plc, Diageo Finance B.V. and Diageo plc. Either Diageo Investment Corporation, Diageo Capital plc, Diageo Finance B.V. or Diageo plc may be the issuer in an offering of debt securities, which may include debt securities convertible into or exchangeable for other securities. Diageo plc will be the guarantor in an offering of debt securities of Diageo Investment, Diageo Capital or Diageo Finance, which are referred to as guaranteed debt securities. We refer to the guaranteed debt securities and the debt securities issued by Diageo collectively as the debt securities. In addition, Diageo will be the issuer in an offering of warrants and in an offering of preference shares or ordinary shares, which are referred to collectively as shares. The debt securities, warrants, preference shares and ordinary shares, including ordinary shares in the form of ADSs, that may be offered using this prospectus are referred to collectively as the securities.

RISK FACTORS
      Investing in the securities offered using this prospectus involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus and any risk factors included in the prospectus supplement, before you decide to buy our securities. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.
Risks Relating to Diageo’s Business
      You should read “Risk Factors” in Diageo’s Annual Report on Form 20-F for the fiscal year ended June 30, 2003, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for information on risks relating to Diageo’s business.
Risks Relating to Diageo’s Shares

Diageo’s shares and American depositary shares may experience volatility which will negatively affect your investment.
      In recent years most major stock markets have experienced significant price and trading volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the underlying companies. Accordingly, there could be significant fluctuations in the price of Diageo’s shares and American depositary shares, or ADSs, each representing four ordinary shares, even if Diageo’s operating results meet the expectations of the investment community. In addition,

•	announcements by Diageo or its competitors relating to operating results, earnings, volume, acquisitions or joint ventures, capital commitments or spending,

•	changes in financial estimates or investment recommendations by securities analysts,

•	changes in market valuations of other food or beverage companies,

•	adverse economic performance or recession in the United States or Europe, or

•	disruptions in trading on major stock markets,
could cause the market price of Diageo’s shares and ADSs to fluctuate significantly.
Risks Relating to the Debt Securities, Warrants, Purchase Contracts and Units

Because Diageo is a holding company and currently conducts its operations through subsidiaries, your right to receive payments on debt securities issued by Diageo or on the guarantees is subordinated to the other liabilities of its subsidiaries.
      Diageo is organized as a holding company, and substantially all of its operations are carried on through subsidiaries. Diageo plc had guaranteed a total of £5,752 million debt as of June 30, 2003. Diageo’s ability to meet its financial obligations is dependent upon the availability of cash flows from its domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. Diageo’s subsidiaries are not guarantors of the debt securities we may offer. Moreover, these subsidiaries and affiliated companies are not required and may not be able to pay dividends to Diageo. Claims of the creditors of Diageo’s subsidiaries have priority as to the assets of such subsidiaries over the claims of Diageo. Consequently, in the event of insolvency of Diageo, the claims of holders of notes guaranteed or issued by Diageo would be structurally subordinated to the prior claims of the creditors of subsidiaries of Diageo.
      In addition, some of Diageo’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, subsidiaries of Diageo incorporated under the laws of England and Wales may be restricted by law in their ability to declare dividends due to failure to meet requirements tied to net asset levels or distributable profits.

Because the debt securities are unsecured, your right to receive payments may be adversely affected.
      The debt securities that we are offering will be unsecured. The debt securities are not subordinated to any of our other debt obligations and therefore they will rank equally with all our other unsecured and unsubordinated indebtedness. As of June 30, 2003, Diageo group had £217 million aggregate principal amount of secured indebtedness outstanding. If Diageo Investment, Diageo Capital, Diageo Finance or Diageo default on the debt securities or Diageo defaults on the guarantees, or in the event of bankruptcy, liquidation or reorganization, then, to the extent that Diageo Investment, Diageo Capital, Diageo Finance or Diageo have granted security over their assets, the assets that secure these debts will be used to satisfy the obligations under that secured debt before Diageo Investment, Diageo Capital, Diageo Finance or Diageo could make payment on the debt securities or the guarantees, respectively. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

Your rights as a holder of debt securities may be inferior to the rights of holders of debt securities issued under a different series pursuant to the indenture.
      The debt securities are governed by documents called indentures, which are described later under “Description of Debt Securities and Guarantees”. We may issue as many distinct series of debt securities under the indentures as we wish. We may also issue a series of debt securities under the indentures that provides holders with rights superior to the rights already granted or that may be granted in the future to holders of another series. You should read carefully the specific terms of any particular series of debt securities which will be contained in the prospectus supplement relating to such debt securities.

Should Diageo, Diageo Capital or Diageo Finance default on its debt securities, or should Diageo default on the guarantees, your right to receive payments on such debt securities or guarantees may be adversely affected by applicable insolvency laws.
      Diageo plc is incorporated under the laws of England and Wales, Diageo Capital is incorporated under the laws of Scotland and Diageo Finance is incorporated under the laws of The Netherlands. Accordingly, insolvency proceedings with respect to Diageo or Diageo Capital are likely to proceed under, and be governed by, UK insolvency law and insolvency proceedings with respect to Diageo Finance are likely to proceed under, and be governed by, Dutch insolvency law. The procedural and substantive provisions of such insolvency laws are generally more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for Diageo, Diageo Capital or Diageo Finance or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them under the terms that such security was granted.

The debt securities, warrants, purchase contracts and units lack a developed trading market, and such a market may never develop.
      Each of Diageo, Diageo Investment, Diageo Capital and Diageo Finance may issue debt securities in different series with different terms in amounts that are to be determined. Debt securities issued by Diageo, Diageo Capital or Diageo Finance may be listed on the New York Stock Exchange or another recognized stock exchange and we expect that debt securities issued by Diageo Investment will not be listed on any stock exchange. However, there can be no assurance that an active trading market will develop for any series of debt securities of Diageo, Diageo Capital or Diageo Finance even if we list the series on a securities exchange. Similarly, there can be no assurance that an active trading market will develop for any warrants issued by Diageo. There can also be no assurance regarding the ability of holders of our debt securities, warrants, purchase contracts and units to sell their debt securities, warrants, purchase contracts or units or the price at which such holders may be able to sell their debt securities, warrants, purchase contracts or units. If a trading market were to develop, the debt securities, warrants, purchase contracts and units could trade at prices that may be higher or lower than the initial offering price and, in the case of debt securities, this may result in a return that is greater or less than the interest rate on the debt security, in each case depending on many factors, including, among other things, prevailing interest rates, Diageo’s financial results, any decline in Diageo’s credit-worthiness and the market for similar securities.
      Any underwriters, broker-dealers or agents that participate in the distribution of the debt securities, warrants, purchase contracts or units may make a market in the debt securities, warrants, purchase contracts or units as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities may be discontinued at any time. Therefore, there can be no assurance as to the liquidity of any trading market for the debt securities, warrants, purchase contracts and units or that an active public market for the debt securities, warrants, purchase contracts or units will develop.
Forward-Looking Statements
      This prospectus and the related prospectus supplement may contain statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as “Forward-Looking Statements” under the Private Securities Litigation Reform Act of 1995. In particular, all statements that express forecasts, expectations and projections with respect to future matters, including trends in results of operations, margins, growth rates, overall market trends, the impact of interest or exchange rates, the availability of financing to Diageo and parties or consortia who have purchased Diageo’s assets, actions of parties or consortia who have purchased Diageo’s assets, anticipated cost savings or synergy and the completion of Diageo’s strategic transactions, are forward-looking statements. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including:

•	Competitive product and pricing pressures and unanticipated actions by competitors, including changes in marketing expenditures and strategies, that could impact Diageo’s market share, increase expenses and hinder growth potential;

•	The effects of business combinations, acquisitions or disposals and the ability to realize expected synergies and/or costs savings;

•	Legal and regulatory developments, including changes in regulations regarding consumption of or advertising for beverage alcohol, changes in accounting standards, taxation requirements, such as the impact of excise tax increases with respect to the premium drinks business, environmental laws, regulatory approval of pending or future acquisitions or disposals, and development of litigation directed at the drinks and spirits industry;

•	Changes in the food industry in the United States, including increased competition and changes in consumer preferences;

•	Changes in consumer preferences and tastes, demographic trends or perceptions about health-related issues;

•	Changes in the cost and availability of raw materials and labor costs;

•	Changes in economic conditions in countries in which Diageo operates, including changes in levels of consumer spending;

•	Levels of marketing and promotional expenditure by Diageo and its competitors;

•	Renewal of distribution rights on favorable terms when they expire;

•	Termination of existing distribution rights in respect of agency brands;

•	Technological developments that may affect the distribution of products or impede Diageo’s ability to protect its intellectual property rights; and

•	Changes in financial and equity markets, including significant interest rate and foreign currency rate fluctuations.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
      Diageo files annual, half yearly and special reports and other information with the SEC. You may read and copy any document that Diageo files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges. Documents filed with the SEC on or after September 10, 2002 are available on the website maintained by the SEC (www.sec.gov).
      Diageo’s ADSs are listed on the New York Stock Exchange. Diageo’s ordinary shares are admitted to trading on the London Stock Exchange and listed on the Dublin and Paris stock exchanges. You can consult reports and other information about Diageo that it filed pursuant to the rules of the London Stock Exchange and the New York Stock Exchange at such exchanges.
      The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring to documents. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we complete the offerings using this prospectus:

•	Annual Report on Form 20-F for the fiscal year ended June 30, 2003; and

•	Our reports on Form 6-K furnished to the SEC after the date of this prospectus only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.
      Diageo’s Form 20-F contains a summary description of Diageo’s business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with generally accepted accounting principles applicable in the United Kingdom. We refer to these accounting principles as UK GAAP later in this prospectus. For a discussion of the principal differences between UK GAAP and generally accepted accounting principles applicable in the United States, referred to as US GAAP, please see “Operating and financial review — Discussions of US GAAP differences” and note 32 to the consolidated financial statements included in Diageo’s Annual Report on Form 20-F for the fiscal year ended June 30, 2003, which is incorporated by reference in this prospectus.
      Information that we file with the SEC will automatically update and supercede information in documents filed with the SEC at earlier dates. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.
      You may request a copy of these filings, at no cost, by writing or telephoning Diageo at the following address:

Diageo plc
8 Henrietta Place
London W1G 0NB
England
Tel. No.: 011-44-20-7927-5200
      You should rely only on the information that we incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
      Diageo Investment is incorporated under the laws of the State of Delaware. Diageo Capital is incorporated under the laws of Scotland. Diageo Finance is incorporated under the laws of The Netherlands. Diageo is a public limited company incorporated under the laws of England and Wales. Substantially all of our directors and officers, and some of the experts named in this document, reside outside the United States, principally in the United Kingdom. All or a substantial portion of our assets, and the assets of such persons, are located outside the United States. Therefore, you may not be able to effect service of process within the United States upon us or these persons so that you may enforce judgments of US courts against us or these persons based on the civil liability provisions of the US federal securities laws. Slaughter and May has advised us that there is doubt as to the enforceability in England and Wales, in original actions or in actions for enforcement of judgments of US courts, of civil liabilities solely based on the US federal securities laws. Furthermore, Morton Fraser has advised us that there is doubt as to the enforceability in Scotland, in original actions or in actions for enforcement of judgments of US courts, of civil liabilities solely based on the US federal securities laws. Moreover, Houthoff Buruma has advised us that there is doubt as to the enforceability in The Netherlands, in original actions or in actions for enforcement of judgments of US courts, of civil liabilities solely based on the US federal securities laws. We have further been advised by Houthoff Buruma that the United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. As a consequence, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in The Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a court of competent jurisdiction in The Netherlands, such party may submit to the Dutch court the final judgment that has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that proper legal procedures have been observed, the court in The Netherlands would, under current practice, give binding effect to the final judgment that has been rendered in the United States unless such judgment contravenes Dutch public policy.
DIAGEO PLC
      Diageo is one of the world’s leading beverage alcohol businesses with a portfolio of international brands. Diageo was formed by the merger of Grand Metropolitan Public Limited Company and Guinness PLC, which became effective on December 17, 1997.
      Diageo is a major force in branded drinks and operates on an international scale. It brings together world-class spirits, wine and beer brands and a management team committed to the maximization of shareholder value. The management team expects to invest in global brands, expand internationally and launch innovative new products and brands.
      You can find a more detailed description of Diageo’s business and recent transactions in Diageo’s Annual Report on Form 20-F for the fiscal year ended June 30, 2003, which is incorporated by reference in this prospectus. The Form 20-F also presents an unaudited ratio of earnings to fixed charges for Diageo’s last five fiscal years.
DIAGEO INVESTMENT CORPORATION
      Diageo Investment is a wholly-owned subsidiary of Diageo Inc. and was incorporated under the laws of the State of Delaware on March 22, 1988. Diageo Inc. is an indirect wholly-owned subsidiary of Diageo. Diageo Inc. serves as a holding company for Diageo’s US operating companies. Diageo Investment is a financing vehicle for Diageo’s US operating companies and has no independent operations, other than holding cash and US government securities from time to time. Diageo Investment will lend substantially all proceeds of its borrowings to one or more of Diageo’s US operating companies. Diageo Investment and Diageo Inc. have entered into an agreement pursuant to which Diageo Inc. has unconditionally agreed to provide additional equity capital to Diageo Investment when Diageo Investment requests. The parties may amend or modify the terms of this agreement, but not in a manner that would materially prejudice Diageo Investment. Diageo Investment currently derives net revenues from lending at rates in excess of its cost of borrowed funds.

DIAGEO CAPITAL PLC
      Diageo Capital is a wholly-owned subsidiary of Diageo and was incorporated under the laws of Scotland on August 10, 1964. Diageo Capital is a financing vehicle for Diageo and its consolidated subsidiaries. Diageo Capital has no independent operations, other than holding cash and US government securities from time to time. Diageo Capital will lend substantially all proceeds of its borrowings to one or more of Diageo’s subsidiaries that are operating companies.
DIAGEO FINANCE B.V.
      Diageo Finance is a wholly-owned subsidiary of Diageo and was incorporated under the laws of The Netherlands on October 9, 2003. Diageo Finance is a financing vehicle for Diageo and its consolidated subsidiaries. Diageo Finance has no independent operations, other than holding cash and US government securities from time to time. Diageo Finance will lend substantially all proceeds of its borrowings to one or more of Diageo’s subsidiaries that are operating companies.
Financial Statements and Issuer Identity
      We do not present separate financial statements of Diageo Investment, Diageo Capital or Diageo Finance in this prospectus because management has determined that they would not be material to investors. Diageo will fully and unconditionally guarantee the guaranteed debt securities issued by Diageo Investment, Diageo Capital or Diageo Finance as to payment of principal, premium, if any, interest and any other amounts due.
      Diageo will determine the identity of an issuer relating to a particular series of debt securities in light of considerations related to the funding needs of Diageo and its consolidated subsidiaries. These include:

•	the anticipated use of proceeds;

•	related funding requirements of Diageo and its consolidated subsidiaries; and

•	relevant tax considerations.

CAPITALIZATION AND INDEBTEDNESS
      The following tables set forth, on a UK GAAP basis, the unaudited actual capitalization and indebtedness of Diageo as at June 30, 2003.

June 30, 2003

£ million
Short term borrowings (including current portion of long term borrowings)	3,563

Capital lease obligations	1
Long term borrowings
Due from one to five years	2,186
Due after five years	795

2,982

Minority interests (equity and non-equity)	529
Shareholders’ equity
Called up share capital	897
Additional paid in capital	1,327
Other reserves	3,166
Retained deficit	(436)

4,954

Total capitalization	8,465

1.	Diageo adopted the provisions of FRS17 — Retirement Benefits — from July 1, 2003. This standard replaces the use of actuarial values for assets in a pension scheme in favor of a market-based approach. In order to cope with the volatility inherent in this measurement basis, the standard requires that the profit and loss account shows the relatively stable ongoing service cost, interest cost and expected return on assets. Fluctuations in market values and changes in actuarial assumptions are reflected in the statement of total recognized gains and losses. Following the adoption of FRS17, Diageo has restated its shareholders’ equity as at June 30, 2003 by £1,810 million reducing it from £4,954 million to £3,144 million.

2.	Since June 30, 2003 and up to and including October 31, 2003, 13 million ordinary shares have been purchased for immediate cancellation at a cost of £87 million.

3.	At June 30, 2003 the Diageo group had cash at bank and liquid resources of £1,191 million and interest rate and foreign currency swaps of £484 million.

4.	At June 30, 2003, £204 million of the Diageo group’s net borrowings due within one year and £13 million of the Diageo group’s net borrowings due after more than one year were secured.

5.	At June 30, 2003, there were potential issues of approximately 4 million new ordinary shares outstanding under Diageo’s employee share option schemes.

6.	At June 30, 2003, the total authorized share capital of Diageo consisted of 5,329,052,500 ordinary shares of 28 107/108 pence each. At such date, 3,099,593,186 ordinary shares were issued and fully paid.

7.	In connection with the disposal of the quick service restaurants business, Diageo has guaranteed up to $850 million (£515 million) of external borrowings of Burger King. These loans have a term of five years from December 2002 although Diageo and Burger King have agreed to structure their arrangements to encourage refinancing by Burger King on a non-guaranteed basis prior to the end of five years. At June 30, 2003, in connection with the disposal of Pillsbury, Diageo has guaranteed the debt of a third party to the amount of $200 million (£121 million) until November 13, 2009. In addition, certain of the acquired Seagram businesses had pre-existing guarantees at the date of the acquisition in relation to the solvency of a third party partnership. This partnership has outstanding loans of $100 million (£61 million). Vivendi has indemnified the group against any losses relating to these arrangements. Including these guarantees, but net of the amount provided in the financial statements, at June 30, 2003, the group has given performance guarantees and indemnities to third parties of £659 million. Apart from the items referred to above, there has been no material change since June 30, 2003 in the group’s contingent liabilities and guarantees.

8.	On August 20 and 21, 2003 the Diageo group repaid a $100 million (£64 million) Medium Term Note and a €300 million (£210 million) Euro Medium Term Note. On October 16, 2003, the Diageo group issued a €300 million (£208 million) Euro Medium Term Note which matures on October 16, 2006. On November 21, 2003, the Diageo group issued a €500 million (£347 million) Euro Medium Term Note which matures on January 6, 2009.

9.	There has been no material change in the capitalization and indebtedness of the Diageo group since June 30, 2003, except as disclosed above.

USE OF PROCEEDS
      Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes. These include working capital and the repayment of existing borrowings of Diageo and its subsidiaries.
LEGAL OWNERSHIP
Street Name and Other Indirect Holders
      We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.
Direct Holders
      Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?
      A global security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders”. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.
      We require that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.

Special Investor Considerations for Global Securities
      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.
      If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	You cannot get securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained earlier under “Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds. By contrast, payment for purchases and sales in the market for corporate bonds and other securities is generally made in next-day funds. The difference could have some effect on how interests in global securities trade, but we do not know what that effect will be.

Special Situations When the Global Security Will Be Terminated
      In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the securities have been previously described in the subsections entitled “— Street Name and Other Indirect Holders” and “— Direct Holders”.
      The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

•	When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed below under “Description of Debt Securities and Guarantees — Default and Related Matters — Events of Default”.
      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.
In the remainder of this description “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection entitled “Street Name and Other Indirect Holders”.
DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
      Diageo Investment, Diageo Capital and Diageo Finance may issue guaranteed debt securities and Diageo may issue debt securities by this prospectus. As required by US federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. The indenture relating to guaranteed debt securities issued by Diageo Investment is a contract, dated as of June 1, 1999, among Diageo Investment, Diageo and Citibank, N.A. The indenture relating to guaranteed debt securities issued by Diageo Capital is a contract, dated as of August 3, 1998, among Diageo Capital, Diageo and Citibank, N.A. The indenture relating to guaranteed debt securities issued by Diageo Finance is a contract, that will be entered into among Diageo Finance, Diageo and Citibank, N.A. The indenture relating to debt securities issued by Diageo is a contract, that will be entered into between Diageo and Citibank, N.A.
      Citibank, N.A. acts as the trustee under all four indentures. The trustee has two main roles:

•	First, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters — Events of Default — Remedies If an Event of Default Occurs” below; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.
      Diageo acts as the guarantor of the guaranteed debt securities issued under the Diageo Investment, the Diageo Capital and the Diageo Finance indentures. The guarantees are described under “Guarantees” below.
      The indentures and their associated documents contain the full legal text of the matters described in this section. The indentures, the debt securities and the guarantees are governed by New York law. The indentures are exhibits to our registration statement. See “Where You Can Find More Information About Us” for information on how to obtain a copy.
      This section summarizes the material provisions of the indentures, the debt securities and the guarantees. However, because it is a summary, it does not describe every aspect of the indentures, the debt securities or the guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including some of the terms used in the indentures. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.
      Diageo, Diageo Investment, Diageo Capital and Diageo Finance may each issue as many distinct series of debt securities under its respective indenture as it wishes. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

      We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101 ) The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.
      In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.
      The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	whether Diageo, Diageo Investment, Diageo Capital or Diageo Finance is the issuer of the debt securities;

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange on which we will list the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	the terms and conditions of any exchange or conversion of this series of debt securities or the guarantee;

•	the applicability of the provisions described later under “Covenants — Defeasance and Discharge”;

•	if the series of debt securities will be issuable in whole or part in the form of a global security as described under “Legal Ownership — Global Securities”, and the depository or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	if Diageo Investment is the issuer, whether it will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series; and

•	any other special features of the series of debt securities.
      Unless otherwise stated in the prospectus supplement, the debt securities will be issued only in fully registered form without interest coupons. If we issue debt securities in bearer form, the special restrictions and considerations, including offering restrictions and US tax considerations, relating to bearer debt securities will be described in the prospectus supplement.
Guarantees
      Diageo will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the guaranteed debt securities, including any additional amounts which may be payable by Diageo Capital and Diageo Finance in respect of their respective debt securities, as described under “Payment of Additional Amounts”. Diageo guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise.
Overview of Remainder of This Description
      The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company, if we want to change a term of the debt securities or if Diageo Capital, Diageo Finance or Diageo wants to redeem the debt securities for tax reasons.

•	Your rights to receive payment of additional amounts due to changes in the withholding requirements of various jurisdictions.

•	Covenants contained in the indentures that restrict our ability to incur liens and undertake sale and leaseback transactions. A particular series of debt securities may have additional covenants.

•	Your rights if we default or experience other financial difficulties.

•	Our relationship with the trustee.
Additional Mechanics

Exchange and Transfer
      You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.
      You may exchange or transfer registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. However, you may not exchange registered debt securities for bearer debt securities. (Section 305)
      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

      If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002 )
      If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305 )

Payment and Paying Agents
      We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307 )
      We will pay interest, principal and any other money due on the registered debt securities at the corporate trust office of the trustee in New York City. That office is currently located at Citibank, N.A., 111 Wall Street, 5th Floor, New York, NY 10043. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.
      Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.
Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.
      We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities. (Section 1002 )

Notices
      We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106 )
      Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003 )
Special Situations

Mergers and Similar Events
      We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless all the following conditions are met:

•	Where Diageo Investment merges out of existence or sells or leases its assets, the other firm may not be organized under a foreign country’s laws (that is, it must be a corporation, partnership or trust organized under the laws of a US state or the District of Columbia or under US federal law) and it must assume the obligations on the debt securities.

•	Where Diageo Capital, Diageo Finance or Diageo merges out of existence or sells or leases its assets, the other firm must assume its obligations on the debt securities or the guarantees. The other firm’s assumption of these obligations must include the obligation to pay the additional amounts described later under “Payment of Additional Amounts”. If such other firm is organized under a foreign country’s laws, it must indemnify you against any governmental charge or other cost resulting from the transaction.

•	The merger, sale or lease of assets or other transaction must not cause a default on the debt securities, and we must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later under “Default and Related Matters — Events of Default — What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•	It is possible that the merger, sale or lease of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called liens, as discussed later under “Covenants — Restrictions on Liens”. If a merger or other transaction would create any liens on our property, we must comply with that covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the covenant to grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities. (Section 801 )

      It is possible that the US Internal Revenue Service may deem a merger or other similar transaction to cause an exchange for US federal income tax purposes of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for US federal income tax purposes and possible other adverse tax consequences for a United States holder (as defined below in “Taxation — United States Taxation”).

Modification and Waiver
      There are three types of changes we can make to the indenture and the debt securities.
      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	change any obligation of Diageo, Diageo Capital or Diageo Finance to pay additional amounts described later under “Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair any of the conversion or exchange rights of your debt security;

•	impair your right to sue for payment, conversion or exchange;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indentures;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indentures or to waive various defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture; and

•	change the obligations of the guarantor that relate to payment of principal, premium and interest, sinking fund payments and conversion rights. (Section 902 )
      Changes Requiring a Majority Vote. The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513 )
      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901 )
      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the US dollar equivalent.

•	Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Covenants — Defeasance and Discharge”. (Section 101 )

•	We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104 )
Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Optional Tax Redemption
      We may have the option to redeem the debt securities in the two situations described below. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities.

      The first situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, either:

•	Diageo or, in the case of debt securities issued by Diageo Capital or Diageo Finance, Diageo Capital or Diageo Finance, as the case may be, would be required to pay additional amounts as described later under “Payment of Additional Amounts”; or

•	Diageo or any of its subsidiaries would have to deduct or withhold tax on any payment to any of the issuers to enable them to make a payment of principal or interest on a debt security.
      This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where Diageo or, in the case of debt securities issued by Diageo Capital or Diageo Finance, Diageo Capital or Diageo Finance, as the case may be, is incorporated. If Diageo, Diageo Capital or Diageo Finance is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.
      We would not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.
      The second situation is where a person located outside of the United States, including the United Kingdom or The Netherlands, into which Diageo or, in the case of debt securities issued by Diageo Capital or Diageo Finance, Diageo Capital or Diageo Finance, as the case may be, is merged or to whom it has conveyed, transferred or leased its property is required to pay an additional amount. We would have the option to redeem the debt securities even if we are required to pay additional amounts immediately after the merger, conveyance, transfer or lease. We are not required to use reasonable measures to avoid the obligation to pay additional amounts in this situation.

Conversion or Exchange
      The debt securities may be convertible into or exchangeable for Diageo’s ordinary shares or preference shares or other securities of Diageo or securities of other issuers if the prospectus supplement so provides. If the debt securities are convertible or exchangeable, the prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The prospectus supplement would also include provisions regarding the adjustment of the number of securities to be received by you upon conversion or exchange.
Payment of Additional Amounts
      The government of any jurisdiction where Diageo or, in the case of debt securities issued by Diageo Capital or Diageo Finance, Diageo Capital or Diageo Finance, as the case may be, is incorporated may require Diageo, Diageo Capital or Diageo Finance to withhold amounts from payments on the principal or interest on a debt security or any amounts to be paid under the guarantees, as the case may be, for taxes or any other governmental charges. If the jurisdiction requires a withholding of this type, Diageo, Diageo Capital or Diageo Finance, as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled. However, in order for you to be entitled to receive the additional amount, you must not be resident in the jurisdiction that requires the withholding.
      Diageo, Diageo Capital or Diageo Finance, as the case may be, will not have to pay additional amounts under any of the following circumstances:

•	The US government or any political subdivision of the US government is the entity that is imposing the tax or governmental charge.

•	The tax or governmental charge is imposed only because the holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction, other than by merely holding the debt security or guarantee or receiving principal or interest in respect thereof. These connections include where the holder or related party:

•	is or has been a citizen or resident of the jurisdiction;

•	is or has been engaged in trade or business in the jurisdiction; or

•	has or had a permanent establishment in the jurisdiction.

•	The tax or governmental charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The tax or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The tax or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholdings.

•	The tax or governmental charge is imposed or withheld because the holder or beneficial owner failed to comply with any of the following requests of Diageo, Diageo Capital or Diageo Finance:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner, or

•	to make a declaration or satisfy any information requirements,

that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax or governmental charge.

•	The withholding or deduction is imposed pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000, or any law implementing such directive.

•	The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent.

•	The holder is a fiduciary, partnership or other entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any debt security, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary, a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had such beneficiary settlor, member or beneficial owner been the holder of such security.
      These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to Diageo, Diageo Capital or Diageo Finance is organized. The prospectus supplement relating to the debt securities may describe additional circumstances in which Diageo, Diageo Capital or Diageo Finance would not be required to pay additional amounts.
      In certain circumstances, payments made to holders of debt securities, issued by Diageo or Diageo Capital, may be subject to withholding or deduction for an account of UK tax. These circumstances might include, for example, if payments are made on debt securities issued by Diageo or Diageo Capital that are not listed on a “recognized stock exchange” for UK tax purposes at the time of payment. For more information, see the section entitled “Taxation — United Kingdom Taxation of Debt Securities”.
Covenants

Restrictions on Liens
      Some of Diageo’s property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. Diageo promises that it and its restricted subsidiaries, which are described further below, will not become obligated on any new debt for borrowed money that is secured by a lien on any of its principal properties, which are described further below, or on any shares of stock of any of its restricted subsidiaries, unless it grants an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.
      Diageo does not need to comply with this restriction if the amount of all debt that would be secured by liens on its principal properties, which are described further later, and the shares of stock of Diageo’s restricted subsidiaries, excluding the debt secured by the liens that are listed later, is less than 15% of Diageo’s consolidated shareholders’ equity. (Section 1009)
      This restriction on liens applies, with certain exceptions, to liens for borrowed money. For example, several liens imposed by operation of law, such as liens to secure statutory obligations for taxes or workers’ compensation benefits, or liens we create to secure obligations to pay legal judgments or surety bonds, are not covered by this restriction. This restriction on liens also does not apply to debt secured by a number of different types of liens, and we can disregard this debt when we calculate the limits imposed by this restriction. These types of liens include, among others, the following:

•	any lien existing on or before the date of the applicable indenture;

•	any lien arising by operation of law and not securing amounts more than ninety days overdue or otherwise being contested in good faith;

•	any lien on a principal property, shares or stock of any restricted subsidiary, which becomes a restricted subsidiary after the date of the applicable indenture, arising prior to the date of the restricted subsidiary’s becoming a restricted subsidiary, provided that such lien was not created in contemplation of such restricted subsidiary’s becoming a restricted subsidiary;

•	any lien over any principal property, or documents of title thereto, shares or stock of any restricted subsidiary that Diageo or any restricted subsidiary acquired as security for, or for indebtedness incurred, to finance all or part of the price of its acquisition, development, redevelopment, modification or improvement;

•	any lien over any principal property, or documents of title thereto, shares or stock of any restricted subsidiary that Diageo or any restricted subsidiary acquired subject to the lien;

•	any lien to secure indebtedness for borrowed money incurred in connection with a specifically identifiable project where the lien relates to a principal property involved in the project and that Diageo or any restricted subsidiary acquired after the date of the applicable indenture and the recourse of the creditors relating to the indebtedness is limited to the project and principal property;

•	any lien securing indebtedness of Diageo or any restricted subsidiary for borrowed money incurred in connection with the financing of accounts receivable;

•	any lien incurred or deposits made in the ordinary course of business;

•	any lien on a principal property of Diageo or any restricted subsidiary in favor of the US federal or any state government or the UK or any EU government or any instrumentality of any of them, securing the obligations of Diageo or any restricted subsidiary as a result of any contract;

•	any lien securing industrial revenue, development or similar bonds issued by or for the benefit of Diageo or any of its restricted subsidiaries, provided that the industrial revenue, development or similar bonds are non-recourse to Diageo or the restricted subsidiary; and

•	any extension, renewal or replacement or successive extensions, renewals or replacements, as a whole or in part, of any lien included earlier in this list.

Restrictions on Sales and Leasebacks
      Diageo promises that neither it nor any of its restricted subsidiaries will enter into any sale and leaseback transaction involving a principal property unless we comply with this covenant. A sale and leaseback transaction is an arrangement between us or a restricted subsidiary and a bank, insurance company or other lender or investor where Diageo or the restricted subsidiary leases a property that Diageo or the restricted subsidiary has owned for more than six months and has sold to a lender or investor or to any person to whom the lender or investor has advanced funds on the security of the principal property.
      Diageo can comply with this covenant in either of two different ways. First, Diageo will be in compliance if it or its restricted subsidiary could grant a lien on the principal property in an amount equal to the indebtedness attributable to the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restriction on liens described above.
      Second, Diageo can comply if it invests an amount equal to at least the net proceeds of the sale of the principal property that it or its restricted subsidiary leases in the transaction or the fair value of that property, whichever is greater. This amount must be invested in any principal property or used to retire indebtedness for money that it or its restricted subsidiaries borrowed, incurred or assumed and that either has a maturity of 12 months or more from the date of incurrence of the indebtedness or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower, within one year of the transaction. (Section 1010)
      This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between Diageo and one of its subsidiaries, or between one of Diageo’s restricted subsidiaries and either Diageo or one of Diageo’s other subsidiaries. It also does not apply to any lease with a term, including renewals, of three years or less.
      As used here, principal property means a building or other structure or facility, and the land on which it sits and its associated fixtures that are located in the United States or the United Kingdom and Diageo or a restricted subsidiary owns or leases. The gross book value of the property must exceed 2% of Diageo’s consolidated shareholders’ equity. Any property or portion of any property is not a principal property if Diageo’s board of directors:

•	does not view it as materially important to the total business conducted by Diageo and its subsidiaries as an entirety; or

•	does not view any portion of the property as materially important for the use of the property.
Diageo and its subsidiaries have no principal property as of the date hereof.
      As used here, restricted subsidiary means any subsidiary that has two characteristics. First, its assets and operations are substantially located within the United States or the United Kingdom. Second, it owns a principal property. However, a restricted subsidiary does not include two types of subsidiaries. It does not include a subsidiary that is primarily engaged in leasing or in financing installment receivables or a subsidiary that primarily acts to finance the operations of Diageo and its consolidated subsidiaries.
Defeasance and Discharge
      The following discussion of full defeasance and discharge will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (Section 403)
      We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and US government or US government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current US federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. We would not have to deliver this opinion if we received from, or there has been published by, the US Internal Revenue Service a ruling that states the same conclusion.

•	If the debt securities are listed on the New York Stock Exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted.

      However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.
Default and Related Matters

Ranking
      The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default
      You will have special rights if an event of default occurs and is not cured, as described later in this subsection.
      What Is an Event of Default? The term event of default means any of the following:

•	We do not pay the principal or any premium on a debt security on its due date and, in the case of technical or administrative difficulties, only if such failure to pay persists for more than five days.

•	We do not pay interest on a debt security within 30 days of its due date.

•	We do not deposit any sinking fund payment on its due date.

•	We remain in breach of a covenant described beginning on page 13 or any other term of the indentures for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 10% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	There is a default in the conversion or exchange of any convertible or exchangeable securities of the series in question and this default continues for 90 days after we receive a notice of default.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)
      Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met. (Section 502)
      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603)If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)
      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)
Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.
      We will furnish to the trustee every year a written statement of certain of our officers and directors certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1005)
Regarding the Trustee
      Diageo and several of its subsidiaries maintain banking relations with the trustee in the ordinary course of their business.
      If an event of default occurs, or an event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded occurs, the trustee may be considered to have a conflicting interest with respect to the debt securities or the applicable indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.
DESCRIPTION OF WARRANTS
      Diageo may issue warrants to purchase debt securities, preference shares or ordinary shares or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by Diageo and a bank or trust company, as warrant agent, all as will be set forth in the applicable prospectus supplement.
Debt Warrants
      Diageo may issue warrants for the purchase of debt securities issued by Diageo, Diageo Investment, Diageo Capital or Diageo Finance. Each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement. Debt warrants may be issued separately or together with any other securities.
      The debt warrants are to be issued under debt warrant agreements to be entered into by Diageo and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of debt warrants, a form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, reflecting the alternative provisions that may be included in the debt warrant agreements to be entered into with respect to particular offerings of debt warrants, will be added as an exhibit to the registration statement of which this prospectus forms a part by an amendment or incorporation by reference to a subsequent filing.
      The particular terms of each issue of debt warrants, the debt warrant agreement relating to such debt warrants and such debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency, currency unit or composite currency in which the exercise price for the debt warrants is payable;

•	the title, aggregate principal amount, issuer and terms of the debt securities that can be purchased upon exercise of the debt warrants;

•	the title, aggregate principal amount, issuer and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	if applicable, whether and when the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities that can be purchased upon exercise of each debt warrant and the exercise price;

•	the date on or after which the debt warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	if applicable, a discussion of material UK and US federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; and

•	any other terms of the debt warrants.
Equity and Other Warrants
      Diageo may issue warrants for the purchase of its equity securities (i.e., its ordinary shares and preference shares) or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement and any other warrant may be exercised to purchase or sell (i) securities of an entity unaffiliated with Diageo, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies, or (iii) commodities. Equity warrants may be issued separately or together with any other securities.
      The equity or other warrants are to be issued under equity warrant agreements to be entered into by Diageo and one or more banks or trust companies, as equity warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of equity or other warrants, a form of equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, reflecting the alternative provisions that may be included in the equity warrant agreements to be entered into with respect to particular offerings of equity warrants, will be added as an exhibit to the registration statement of which this prospectus forms a part by an amendment or incorporation by reference to a subsequent filing.
      The particular terms of each issue of equity warrants, the equity warrant agreement relating to such equity warrants and the equity warrant certificates representing such equity warrants will be described in the applicable prospectus supplement. This description will include:

•	the title and aggregate number of such warrants;

•	the initial offering price;

•	the currency, currency unit or composite currency, in which the initial price for the equity warrants is payable;

•	the currency, currency unit or composite currency in which the exercise price for the equity warrants is payable;

•	the designation and terms of the equity securities (i.e., preference shares or ordinary shares) or other securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing that can be purchased upon exercise of such warrants;

•	the total number of preference shares or ordinary shares or other securities or rights that can be purchased upon exercise of each such warrant and the exercise price;

•	the date or dates on or after which the equity warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	the designation and terms of any related preference shares or ordinary shares or other securities with which such warrants are issued and the number of such warrants issued with each preference share or ordinary share or other security;

•	if applicable, whether and when the equity warrants and the related preference shares or ordinary shares or other securities will be separately transferable;

•	if applicable, a discussion of material UK and US federal income tax, accounting or other considerations applicable to the such warrants; and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the such warrants.
DESCRIPTION OF PURCHASE CONTRACTS
      Diageo may issue purchase contracts for the purchase or sale of, or whose cash value is determined by reference or linked to the performance, level or value of, one or more of the following:

•	debt securities issued by any of the registrants or equity securities issued by Diageo or securities of third parties;

•	one or more currencies;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and

•	one or more indices, baskets or combinations of the items described above as specified in the applicable prospectus supplement.

      Each item described above will be referred to as a “purchase contract property”. Each purchase contract will obligate:

•	the holder to purchase or sell, and obligate Diageo to sell or purchase, on specified dates, one or more purchase contract properties at the specified price or prices; or

•	the holder or Diageo to settle the purchase contract by reference to the value, performance or level of one or more purchase contract properties, on specified dates and at a specified price or prices.
      The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell the purchase contract properties and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
      The purchase contracts may require Diageo to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.
      An investment in purchase contracts may involve special risks, including risks associated with indexed securities and currency-related risks if the purchase contract or purchase contract property is linked to an index or is payable in or otherwise linked to a non-US dollar currency. Relevant risks will be discussed in more detail in the applicable prospectus supplement.
DESCRIPTION OF UNITS
      As specified in the applicable prospectus supplement, Diageo may issue units consisting of one or more purchase contracts, warrants, debt securities, preference shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.
DESCRIPTION OF PREFERENCE SHARES
      Provided that sufficient authorized but unissued share capital exists and that the directors have the required authority to allot shares, Diageo’s articles of association allow it to issue new shares with any rights or restrictions attaching to them, subject to any special rights given to the holders of the existing issued share capital. The rights and restrictions attaching to such share capital can be decided either by shareholders by ordinary resolution or by the board of directors, provided that the rights or restrictions decided by the directors do not conflict with any determined by the shareholders. Under the laws of England and Wales, the board of directors requires express authority to allot shares which authority must either be given by an ordinary resolution of shareholders or be set out in the articles of association. Diageo’s board of directors has the authority to issue ordinary and preference shares up to an aggregate nominal amount of £306,318,850. However, currently all of Diageo’s authorized but unissued shares are designated to be ordinary shares. In order to issue preference shares, Diageo would need to redesignate some of these ordinary shares into preference shares or increase its authorized share capital by the creation of preference shares. Both of these actions would require the approval of shareholders by ordinary resolution.
      If the preference shares have the right to participate only up to a specified amount in a dividend or capital distribution, Diageo may issue them without complying with the provisions of English law that otherwise require companies to offer shares first to existing shareholders on a pre-emptive basis. These rights of existing shareholders are sometimes referred to as pre-emptive rights. However, pre-emptive rights would apply to any issuance of preference shares that are convertible into, or exchangeable for, other classes of Diageo’s shares unless such rights are waived by a special resolution of Diageo’s shareholders. Diageo’s shareholders have currently waived preemptive rights with respect to equity securities with an aggregate nominal amount of £46,411,940.
      Subject to the foregoing, applicable law and the rights of other holders of Diageo’s share capital, Diageo may seek to issue preference shares in one or more series with such terms, rights and restrictions as the company may by ordinary resolution determine, or if no resolution has been passed or so far as the resolution does not make any specific provision, with such terms, rights and restrictions as Diageo’s board of directors may determine, including the following:

•	the maximum number of shares in the series;

•	the designation of the series;

•	any dividend rate, or basis for determining such a rate, on the shares of the series;

•	whether or not dividends will be cumulative and, if so, from which date or dates;

•	whether the shares of the series will be redeemable and, if so, the date, prices and other terms and conditions of redemption;

•	whether the shares of the series will be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the rate or rates of conversion or exchange, any terms of adjustment and whether the shares of the series will be convertible or exchangeable at Diageo’s option, the option of holders of the preference shares or both;

•	whether the shares of the series will have voting rights and, if so, the nature of those voting rights and the circumstances in which they may be exercised;

•	the rights of the shares of the series in the event of a voluntary or involuntary liquidation, dissolution or winding up of Diageo; and

•	any other relative rights, powers, preferences, qualifications, limitations or restrictions relating to the shares of the series.
      The specific rights carried by preference shares of each series will be described in a prospectus supplement. However, the description of the preference shares set forth in this prospectus and in any applicable prospectus supplement is not complete without reference to the documents that govern the preference shares. These include the memorandum and articles of association of Diageo and any other document filed with the Registrar of Companies in England and Wales setting out the terms of such preference shares. The terms and manner in which Diageo may redeem shares are set forth in its articles of association. If Diageo wants to issue redeemable shares, a special resolution of shareholders would be required to determine the terms on which and the manner in which redemption may take place.
DESCRIPTION OF ORDINARY SHARES
General
      Diageo may issue ordinary shares by this prospectus. This section summarizes the material terms of Diageo’s ordinary shares as set out in the memorandum and articles of association of Diageo. This summary is qualified in its entirety by reference to the Companies Act 1985 of Great Britain, as amended, and Diageo’s memorandum and articles of association. Information on where investors can obtain a copy of the memorandum and articles of association, which is filed as an exhibit to Diageo’s Form 20-F is provided under “Where You Can Find More Information About Us”.
      All of Diageo’s ordinary shares are fully paid. Accordingly, no further contribution of capital may be required by Diageo from the holders of such shares. Diageo’s ordinary shares are represented in certificated form and also in uncertificated form under “CREST”. CREST is an electronic settlement system in the United Kingdom which enables Diageo’s ordinary shares to be evidenced other than by a physical certificate and transferred electronically rather than by delivery of a written stock transfer form. Diageo’s ordinary shares:

•	may be represented by certificates in registered form issued (subject to the terms of issue of the shares) following issuance or receipt of the form of transfer bearing the appropriate stamp duty by The Registrar, Diageo plc, Edinburgh Park, 5 Lochside Way, Edinburgh EH12 9DT; or

•	may be in uncertificated form with the relevant CREST member account being credited with the ordinary shares issued or transferred.
      Under UK law, persons who are neither residents nor nationals of the United Kingdom may freely hold, vote and transfer Diageo ordinary shares in the same manner and under the same terms as UK residents or nationals.
Share Capital
      Diageo’s share capital consists solely of ordinary shares, with a nominal value of 28 101/108 pence per share. As of June 30, 2003, the authorized share capital of Diageo was £1,542 million, divided into 5,329 million shares of 28 101/108 pence each. As of June 30, 2003, Diageo had 3,099,593,186 ordinary shares outstanding, compared with 3,214,904,744 ordinary shares as of June 30, 2002. As of June 30, 2003, Diageo held 45,015,887 of its ordinary shares in respect of incentive plans and share option schemes.
      In addition to its outstanding ordinary shares, Diageo has unissued share capital of £645 million, which may be used to issue up to 2,229 million ordinary shares. Diageo has outstanding options that may be exercised for up to 4 million ordinary shares.
      For information about Diageo’s share capital history for the last three fiscal years, you may consult Note 22 of Diageo’s financial statements included in Diageo’s Annual Report on Form 20-F for the year ended June 30, 2003, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference into this prospectus.
Dividend Rights
      Holders of Diageo’s ordinary shares may, by ordinary resolution, declare dividends but may not declare dividends in excess of the amount recommended by the directors. The directors may also pay interim dividends. No dividend may be paid other than out of profits available for distribution. Dividends may be paid to an approved depositary in currencies other than pounds sterling and such dividends will be calculated using an appropriate market exchange rate in London as determined by the directors in accordance with Diageo’s articles of association.
      If a dividend has not been claimed, the directors may invest the dividend or use it in some other way for the benefit of Diageo until the dividend is claimed. If the dividend remains unclaimed for 12 years after the date such dividend became due for payment, it will be forfeited and will revert to Diageo.
      Diageo’s articles of association permit payment or satisfaction of a dividend wholly or partly by distribution of specific assets, including fully paid shares or debentures of any other company. Such action must be directed by the general meeting which declared the dividend and upon the recommendation of the directors.
Voting Rights
      Voting at any general meeting of shareholders is by a show of hands unless a poll, which is a written vote, is duly demanded. On a show of hands, every shareholder who is present in person at a general meeting, including the duly authorized representative of a corporate holder of Diageo’s shares which is not itself a shareholder entitled to vote, has one vote regardless of the number of shares held. On a poll, every shareholder who is present in person or by proxy has one vote for every share held by that shareholder. A poll may be demanded by any of the following:

•	the chairman of the meeting;

•	at least three shareholders entitled to vote and present in person, by proxy or by duly authorized representative at the meeting;

•	any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting and present in person, by proxy or by duly authorized representative; or

•	any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid-up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right and present in person, by proxy or by duly authorized representative.
      Matters are transacted at general meetings of Diageo by the proposal and approval of three kinds of resolutions:

•	ordinary resolutions, which include resolutions for the election, re-election and removal of directors, the approval of financial statements, the declaration of final dividends, the appointment or reappointment of auditors, the increase of authorized share capital or the grant of authority to allot shares;

•	special resolutions, which include resolutions to amend Diageo’s memorandum or articles of association or resolutions relating to matters concerning Diageo’s winding up; and

•	extraordinary resolutions, which include resolutions to change the rights of any class of Diageo’s shares at a meeting of the holders of such class.
      An ordinary resolution requires the affirmative vote of a simple majority of the votes cast at a validly constituted shareholders meeting. Special and extraordinary resolutions require the affirmative vote of not less than three-fourths of the votes cast at a validly constituted shareholders meeting. The minimum quorum to hold a shareholders’ meeting is ten persons entitled to attend and vote on the business to be transacted, each being a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder.
      In the case of equality of votes, whether on a show of hands or on a poll, the chairman of the meeting is entitled to cast the deciding vote in addition to any other vote he may have.
Liquidation Rights
      In the event of the liquidation of Diageo, after payment of all liabilities and deductions in accordance with English law, the balance of assets available for distribution will be distributed among the holders of ordinary shares according to the amounts paid-up on the shares held by them. A liquidator may, with the sanction of an extraordinary resolution of the shareholders and any other sanction required by the UK Insolvency Act 1986, divide among the shareholders the whole or any part of Diageo’s assets. Alternately, a liquidator may, upon the adoption of an extraordinary resolution of the shareholders, place the assets in whole or in part in trustees upon such trusts for the benefit of shareholders, but no shareholder is compelled to accept any assets upon which there is a liability.
Preemptive Rights and New Issues of Shares
      While holders of ordinary shares have no pre-emptive rights under Diageo’s articles of association, the ability of the directors to cause Diageo to issue shares, securities convertible into shares or rights to shares, otherwise than pursuant to an employee share scheme, is restricted. Under the Companies Act, the directors of a company are, with certain exceptions, unable to allot any equity securities without express authorization, which may be contained in a company’s articles of association or given by its shareholders in general meeting, but which in either event cannot last for more than five years. Under the Companies Act, Diageo may also not allot shares for cash without first making an offer to existing shareholders to allot shares on the same or more favorable terms in proportion to their respective shareholdings, unless this requirement is waived by a special resolution of the shareholders.
Disclosure of Interests in Diageo’s Shares
      There are no provisions in Diageo’s articles of association whereby persons acquiring, holding or disposing of a certain percentage of Diageo’s shares are required to make disclosure of their ownership percentage. However, Sections 198 to 211 of the Companies Act impose such disclosure requirements upon a person who acquires or ceases to have an interest in shares comprising any class of Diageo’s issued and voting share capital and, as a result, either obtains, or ceases to have:

•	a “material interest” in 3%, or more of the nominal value of any class of Diageo’s issued voting share capital; or

•	an aggregate interest (whether “material” or not) in 10% or more of the nominal value of any class of Diageo’s issued voting share capital or the percentage of his interest in Diageo’s issued voting share capital remains above the relevant level and changes by a whole percentage point or more.
      A “material” interest means, broadly, any beneficial interest, including those of a spouse or a child or a step-child, those of a company which is accustomed to act in accordance with the relevant person’s instructions or in which one third or more of the votes are controlled by such person and certain other interests set out in the Companies Act, other than those of an investment manager or an operator of a unit trust/ recognized scheme/ collective investment scheme/open-ended investment company.
      The Companies Act set out particular rules of disclosure where two or more parties have entered into an agreement to acquire interests in shares of a public company, and the agreement imposes obligations/ restrictions on any such party with respect to the use, retention or disposal of their interests in the shares and an acquisition of shares by a party pursuant to the agreement has taken place.
      Under the Companies Act, Diageo may by notice in writing require a person that Diageo knows or has reasonable cause to believe is or was during the three years preceding the date of the notice interested in Diageo’s shares to indicate whether or not that is correct and, if that person does or did hold an interest in Diageo’s shares, to provide certain information as set out in the Companies Act.
      The Companies Act also regulates the disclosure of interests in shares or debentures held by directors and certain associated companies of the issuing company.
      There are additional disclosure obligations under the Rules Governing Substantial Acquisitions of Shares where a person acquires 15% or more of the voting rights of a listed company or when an acquisition increases his holding of shares or rights over shares so as to increase his voting rights beyond that level by a whole percentage point. In this case notification should be directed to the London Stock Exchange and to Diageo no later than noon on the business day following the date of the acquisition.
      The City Code on Takeovers and Mergers also imposes strict disclosure requirements with regard to dealings in the securities of an offeror or offeree company on all parties to a takeover transaction, and anyone acting in concert with such parties, during the course of an offer period.
Election of Directors
      Diageo’s articles of association provide for a board of directors, consisting, unless otherwise provided for by shareholder resolution, of not fewer than three directors and not more than twenty-five directors, who shall manage the business and affairs of Diageo. Directors may be elected by the members in a general meeting, or appointed by the board of directors. In addition, at each annual general meeting one-third of the directors, representing those directors who have been in office longest since their last election, as well as any directors appointed by the board of directors since the last annual general meeting, are required to resign and are then considered for re-election, assuming they wish to stand for re-election.

General Meetings and Notices
      At least 21 days’ written notice of an annual general meeting is required. An annual general meeting may be held on short notice provided that all the shareholders entitled to attend and vote at the meeting agree. Any general meeting which is not an annual general meeting is called an “extraordinary general meeting”. At least 14 days’ written notice of any extraordinary general meeting is required, unless a special resolution or a resolution on which special notice has been given to Diageo’s shareholders is proposed, in which case 21 days’ written notice is required. Any extraordinary general meeting may be held on short notice if a majority of shareholders representing at least 95% of Diageo’s shares giving the right to attend and vote at such meeting, agree.
      Under Diageo’s articles of association, the annual general meeting of shareholders must be held within 15 months of the preceding annual general meeting and at a time and place determined by the board of directors.
Variation of Rights
      If, at any time, Diageo’s share capital is divided into different classes of shares, the rights attached to any class may be varied, subject to the provisions of the Companies Act, either with the consent in writing of the holders of three fourths in nominal value of the shares of that class or upon the adoption of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class.
      At every such separate meeting, all of the provisions of the articles of association relating to proceedings at a general meeting apply, except that (a) the quorum is to be the number of persons (which must be at least two) who hold or represent by proxy not less than one-third in nominal value of the issued shares of the class or, if such quorum is not present on an adjourned meeting, one person who holds shares of the class regardless of the number of shares he holds, (b) any person present in person or by proxy may demand a poll, and (c) each shareholder will have one vote per share held in that particular class in the event a poll is taken.
      Class rights are deemed not to have been varied by the creation or issue of new shares ranking equally with or subsequent to that class of shares in all respects or by the reduction of the capital paid up on such shares or by the purchase or redemption by Diageo of its own shares in accordance with the Companies Act and the articles of association.
Changes in Share Capital
      Diageo’s ordinary shareholders may pass an ordinary resolution to do any of the following:

•	increase Diageo’s share capital by the creation of new shares of such amount as the resolution shall prescribe;

•	consolidate, or consolidate and then divide, all or any of Diageo’s share capital into new shares of larger nominal amounts than its existing shares;

•	cancel any shares which have not, at the date of the relevant resolution, been subscribed or agreed to be subscribed by any person and reduce the amount of Diageo’s authorized share capital by the amount of such unissued shares so cancelled; and

•	divide some or all of Diageo’s shares into shares of a smaller nominal amount.
      Diageo may:

•	with the authority of shareholders by ordinary or special resolution and subject to the provisions of the Companies Act, to purchase its own shares; and

•	by special resolution and subject to the provisions of the Companies Act, to reduce its share capital, any capital redemption reserve, share premium account or any other undistributable reserve, subject to receiving a court sanction.

      At an annual general meeting held on October 22, 2003, Diageo’s shareholders gave it authority to repurchase up to 309,885,718 of its ordinary shares subject to additional conditions.
Transfer of Shares
      Except as described in this paragraph, Diageo’s memorandum and articles of association does not restrict the transferability of Diageo’s ordinary shares. Diageo’s ordinary shares may be transferred by an instrument in any usual form or in any form acceptable to the directors. The directors may refuse to register a transfer:

•	if the shares to be transferred are not fully paid;

•	if the transfer is not duly stamped, if so required;

•	if the transfer is with respect to more than one class of shares;

•	if the transfer is in favor of more than four persons jointly; or

•	in certain circumstances, if the holder has failed to provide the required information, as described under “— Disclosure of Interests in Diageo’s Shares” above.
Shareholder Proposals and Shareholder Nominations of Directors
      Under the Companies Act, shareholders may demand that a resolution be voted on at an annual general meeting if the demand is made:

•	by shareholders holding at least 5% of the voting powers of shares having a right to vote on the resolution; or

•	by at least 100 shareholders holding shares on which there has been paid up an average sum per shareholder of at least £100.
      The shareholders must submit the demand at Diageo’s registered office at least six weeks before the annual general meeting to which it relates, unless Diageo calls the annual general meeting for a date less than six weeks after the demand is so submitted.
      In general, resolutions to appoint directors must be submitted to shareholders’ consideration on the basis of one resolution for each nominated director. A resolution to appoint more than one director may be voted upon at a general meeting only if the shareholders have first approved it without any vote being against so doing.
Shareholders’ Vote on Certain Transactions
      The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of its shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require the approval, at a special meeting convened by court order, of the shareholders or creditors of the relevant class to which the scheme relates.
      Once approved at the court-convened meeting by a vote in favor by a majority in number representing at least 75% in value of each relevant class of shareholders or creditors and sanctioned by the court, all shareholders or creditors of the relevant class are bound by the terms of the scheme, and dissenting shareholders have no appraisal rights.
      Under the rules of the UK Listing Authority, shareholder approval:

•	is usually required for an acquisition or disposal by a listed company if, generally, the size of the company or business to be acquired or disposed of represents 25% or more of the size of the listed company, as assessed according to the guidelines set out in the rules; and

•	may also be required for an acquisition or disposal of assets between a listed company and related parties, as defined in the rules of the UK Listing Authority.

      In addition, the Companies Act also provides:

•	that where a takeover offer is made for the shares of a UK company; and

•	within four months of the date of the offer, the offeror has acquired or contracted to acquire at least nine-tenths in value of the shares of any class to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, serve notice to acquire compulsorily, on the terms of the offer, the shares of the relevant class in respect of which the offer has not been accepted. A dissenting shareholder may object to the transfer or its proposed terms by applying to the court within six weeks of the date on which notice of the compulsory acquisition was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in these circumstances, in the alternative, to require the offeror to acquire his shares on the terms of the offer.
Rights of Inspection
      Except when closed under the provisions of the Companies Act, the register and index of names of shareholders of an English company may be inspected during business hours:

•	for free, by its shareholders, including, in the case of Diageo, holders of Diageo ADSs; and

•	for a fee by any other person.
      In both cases, the documents may be copied for a fee.
      The shareholders of an English public company may also inspect, without charge, during business hours:

•	minutes of meetings of the shareholders and obtain copies of the minutes for a fee; and

•	service contracts of the company’s directors, if the contracts have more than 12 months unexpired or require more than 12 months’ notice to terminate.
      In addition, the published annual accounts of a public company are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts. The shareholders of Diageo do not have rights to inspect the accounting records of Diageo or the minutes of meetings of its directors.
Shareholders’ Suits
      While English law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, the Companies Act permits a shareholder whose name is on the register of shareholders of the company to seek a court order

•	when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

•	when any act or omission of the company is or would be prejudicial.
      A court has wide discretion in granting relief and may authorize civil proceedings to be brought in the name of the company by a shareholder on the terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.
      In order to become a shareholder and enforce these rights under English law, holders of Diageo ADSs are required to withdraw from the depositary at least one of their Diageo ordinary shares underlying the Diageo ADSs. See “Description of Diageo American Depositary Shares — Deposit, Withdrawal and Cancellation” for information about how to withdraw Diageo ordinary shares.

Summary of Certain Provisions of Diageo’s Memorandum and Articles of Association

Objects and Purposes
      Diageo is incorporated under the name Diageo plc, and is registered in England and Wales under registered number 23307. Diageo’s objects and purposes are set forth in the fourth clause of its memorandum of association and cover a wide range of activities, including to carry on the business of a holding company, to carry on the business of producing, distributing and marketing branded drinks and branded food products, operating fast food restaurant chains and brewing, distilling and manufacturing wines, spirits and mineral or other types of water as well as to carry on all other businesses necessary to attain Diageo’s objectives. The memorandum of association grants Diageo a broad range of powers to effect these objectives.

Directors
      Under Diageo’s articles of association, a director cannot vote in respect of any proposal in which the director, or any person connected with the director, has a material interest. However, this restriction on voting does not apply to resolutions (a) giving the director any guarantee, security or indemnity in respect of obligations or liabilities incurred for the benefit of Diageo, (b) giving any guarantee, security or indemnity to a third party in respect of obligations of Diageo for which the director has assumed responsibility under an indemnity or guarantee, (c) relating to an offer of securities of Diageo in which the director participates or may participate as a holder of shares or other securities or in the underwriting, (d) relating to any contract in which the director is interested by virtue of the director’s interest in securities of Diageo or by reason of any other interest in or through Diageo, (e) concerning any other company in which the director, together with any connected person, is a shareholder or an officer or is otherwise interested, provided that the director, together with any connected person, is not interested in more than 1% of any class of the company’s equity share capital or the voting rights available to its shareholders, (f) relating to the arrangement of any employee benefit in which the director will share equally with other employees, and (g) relating to any insurance that Diageo purchases or maintains for its directors or any group of people, including directors.
      Under Diageo’s articles of association, compensation awarded to executive directors may be decided by the board or any authorized committee of the board. The remuneration committee is responsible for making recommendations to the board concerning matters relating to remuneration policy.
      The directors are empowered to exercise all the powers of Diageo to borrow money, subject to the limitation that the aggregate amount of all liabilities and obligations of Diageo outstanding at any time shall not exceed an amount equal to twice the aggregate of Diageo’s share capital and reserves calculated in the manner prescribed in Diageo’s articles of association, unless sanctioned by an ordinary resolution of Diageo’s shareholders.
      No person may be appointed a director if, at the time of the appointment, the person has reached the age of seventy. A director must retire at the first annual general meeting after the director’s seventieth birthday. Directors are not required to hold any shares of Diageo as a qualification to act as a director.
DESCRIPTION OF AMERICAN DEPOSITARY SHARES
      The ordinary shares of Diageo may be issued in the form of American depositary shares, or ADSs. Each Diageo ADS represents four ordinary shares of Diageo.
      The Bank of New York is the depositary with respect to Diageo’s ADSs, which are evidenced by American depositary receipts, or ADRs. Each ADS represents an ownership interest in four shares deposited with the custodian, as agent of the depositary, under the deposit agreement among Diageo, the depositary and owners and beneficial owners of ADRs. Each ADS also represents any other securities, cash or other property which may be held by The Bank of New York as depositary.
      The depositary’s office at which the ADRs will be administered is currently located at One Wall Street, New York, New York 10286. The custodian will be The Bank of New York and its duties will be administered from its principal London office, currently located at One Canada Square, London, England E14 5AL. The principal executive office of The Bank of New York is located at One Wall Street, New York, New York 10286.
      You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.
      As an ADR holder, Diageo will not treat you as one of its shareholders and you will not have shareholder rights. English law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights, which are set out in the deposit agreement. The deposit agreement also sets out the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.
      The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR, which contain the terms of the ADSs. Please see “Where You Can Find More Information About Us” for information on how you can obtain a copy of the deposit agreement. Copies of the deposit agreement are also available for inspection at the offices of the depositary.
Share Dividends and Other Distributions
      Diageo may make various types of distributions with respect to its securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent.
      Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will convert any cash dividend or other cash distribution to US dollars to the extent this is permissible and can be done on a reasonable basis. The depositary will distribute such dollar amount as promptly as practicable, subject to any deductions for taxes required to be withheld, any expenses of converting foreign currencies and transferring funds to the United States and other expenses and adjustments. If the depositary cannot reasonably make such conversion or obtain any governmental approval or license necessary for the conversion, the depositary will hold any unconvertible foreign currency for your account without liability for any interest or, upon request, will distribute the foreign currency to you. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will deliver additional ADSs representing such shares if Diageo provides satisfactory evidence that it is legal to do so. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled to them.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if Diageo provides satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of such rights. However, if Diageo does not furnish such evidence or if the depositary determines it is not lawful or feasible to distribute such rights to all or some of the registered holders, the depositary may:

•	distribute such rights only to the holders in which the depositary has determined such distribution is lawful and feasible;

•	if practicable, sell rights in proportion to the number of ADSs held by registered holders to whom the depositary has determined it may not lawfully or feasibly make such rights available and distribute the net proceeds as cash; or

•	allow rights in proportion to the number of ADSs held by registered holders to whom the depositary has determined it may not lawfully or feasibly make such rights available to lapse, in which case such registered holders will receive nothing.
        Diageo has no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may distribute such securities or property in any manner it deems equitable and practicable. To the extent the depositary deems distribution of such securities or property not to be feasible, the depositary may, after consultation with Diageo, adopt any method that it reasonably deems to be equitable and practical, including but not limited to the sale of such securities or property and distribution of any net proceeds in the same way that cash is distributed.
      Any US dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be rounded to the nearest whole cent).
      The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.
      There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.
Deposit, Withdrawal and Cancellation
      The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under a prospectus supplement, Diageo may arrange with the underwriters named therein to deposit such ordinary shares if and as provided in the prospectus supplement.
      Ordinary shares deposited with the custodian must also be accompanied by certain documents, including instruments showing that such ordinary shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.
      The custodian will hold all deposited ordinary shares for the account of the depositary. ADR holders thus have no direct ownership interest in the ordinary shares and only have such rights as are contained in the deposit agreement. The deposited shares and any other securities, property or cash received by the depositary or the custodian and held under the deposit agreement are referred to as deposited securities.
      Upon each deposit of ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will execute and deliver ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. ADRs will be delivered at the depositary’s New York office.
      When you turn in your ADR at the depositary’s office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying ordinary shares to you. At your risk, expense and request, the depositary will deliver deposited securities at its New York office if feasible.

      The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing Diageo’s transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any US or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.
      This right of withdrawal may not be limited by any other provision of the deposit agreement.
Voting Rights
      If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the ordinary shares which underlie your ADRs. After receiving voting materials from Diageo, the depositary will, if Diageo asks it to, notify the ADR holders of any shareholder meeting or solicitation of consents for proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the ordinary shares which underlie your ADSs, including complying with the requirements that your name be placed on Diageo’s register and that you deliver your ADRs to the depositary for holding pending the conclusion of the meeting. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to English law and the provisions of Diageo’s articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will not vote or attempt to exercise the right to vote that attaches to the shares or other deposited securities, other than in accordance with your instructions or deemed instructions. If the depositary does not receive instructions from you on or before the specified date, the depositary will deem you to have instructed it to give a discretionary proxy to a person designated by Diageo to vote such deposited securities.
      However, we cannot assure you that you will receive our voting materials in time for you to give the depositary instructions to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions to vote the deposited securities, if, for example, the instructions are not received in time to vote the amount of the deposited securities or if English or other applicable laws prohibit such voting.
Record Dates
      The depositary may fix record dates for the determination of the ADR holders who will be:

•	entitled to receive a dividend, distribution or rights, or

•	entitled to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities subject to the limitations discussed under “— Voting Rights” above, all subject to the provisions of the deposit agreement.
Reports and Other Communications
      The depositary will make available for inspection by ADR holders any reports and communications from Diageo that are both received by the depositary as holder of deposited securities and made generally available by us to the holders of deposited securities. Upon the request of Diageo, the depositary will send to you copies of reports furnished by Diageo pursuant to the deposit agreement.
Fees and Expenses
      ADR holders will be charged a fee for each issuance of ADRs, including issuances resulting from distributions of ordinary shares, rights and other property, and for each surrender of ADRs in exchange for deposited securities, including if the deposit agreement terminates. The fee in each case is $5.00 for each

100 ADSs (or any portion thereof) issued or surrendered. ADR holders or persons depositing ordinary shares may also be charged the following expenses:

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into US dollars.
Payment of Taxes
      ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may deduct the amount thereof from any cash distributions, or sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled to them.
Reclassifications, Recapitalizations and Mergers
      If Diageo takes actions that affect the deposited securities, including any change in par value, split-up, consolidation or other reclassification of deposited securities or any recapitalization, reorganization, merger, consolidation, sale of assets or other similar action, then the depositary may, and will if Diageo asks it to:

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions; or

•	sell any securities or property received and distribute the proceeds as cash.
      If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.
Amendment and Termination
      Diageo may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (except for taxes and other charges specifically payable by ADR holders under the deposit agreement), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold ADRs when an amendment has become effective such ADR holder is deemed to agree to such amendment.
      No amendment will impair your right to surrender your ADSs and receive the underlying securities except to comply with mandatory provisions of applicable law.
      The depositary will terminate the deposit agreement if Diageo asks it to do so. The depositary may also terminate the deposit agreement if the depositary has told Diageo that it would like to resign and Diageo has not appointed a new depositary bank within 180 days. In either case, the depositary must notify you at least 90 days before termination. After termination, the depositary’s only responsibility will be (i) to advise you that the deposit agreement is terminated, (ii) to collect distributions on the deposited securities (iii) to sell rights and other property, and (iv) to deliver shares and other deposited securities upon cancellation of the ADRs.

At any time after the expiration of one year from the termination date, the depositary may sell the deposited securities which remain and hold the net proceeds of such sales and any other cash it is holding under the deposit agreement, without liability for interest, for the pro rata benefit of ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.
Limitations on Obligations and Liability to ADR holders
      The deposit agreement expressly limits the obligations and liability of the depositary, Diageo and their respective agents. Neither Diageo nor the depositary will be liable if:

•	law, regulation, the provisions of or governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by it;

•	it exercises or fails to exercise discretion permitted under the deposit agreement or the ADR;

•	it performs its obligations specifically set forth in the deposit agreement without negligence or bad faith; or

•	it takes any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information.
      In the deposit agreement, Diageo agrees to indemnify The Bank of New York for acting as depositary, except for losses caused by The Bank of New York’s own negligence or bad faith, and The Bank of New York agrees to indemnify Diageo for losses resulting from its negligence or bad faith.
      The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote.
      The depositary may own and deal in deposited securities and in ADSs.
Disclosure of Interests
      Diageo may request that you provide such information as it may request in a notice pursuant to the Companies Act, as described above under “Description of Ordinary Shares — Disclosure of Interests in Diageo’s Shares”. In addition, you must comply with the provisions of the Companies Act with regard to the notification to Diageo of interests in Diageo’s shares, as described above under “Description of Ordinary Shares — Disclosure of Interests in Diageo’s Shares”.
Requirements for Depositary Actions
      Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charge and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.
      The depositary may refuse to deliver ADRs or register transfers of ADRs generally if the register for ADRs or any deposited securities are closed or at any time or if the depositary or Diageo thinks it advisable to do so.

Books of Depositary
      The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.
      The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time when the depositary considers it expedient to do so.
Pre-release of ADSs
      The depositary may deliver ADRs prior to the deposit of ordinary shares with the custodian. This is called a pre-release of the ADRs. A pre-release is closed out as soon as the underlying ordinary shares (or other ADRs) are delivered to the depositary. The depositary may pre-release ADRs only if:

•	the depositary has received collateral for the full market value of the pre-released ADRs;

•	the depositary is able to close out the pre-release on not more than five business days’ notice; and

•	the person to whom the pre-release is being made represents in writing that it:

•	owns the underlying ordinary shares;

•	assigns all rights in such ordinary shares to the depositary; and

•	holds such ordinary shares for the account of the depositary.
      In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.
The Depositary
      The Bank of New York, a “banking organization” within the meaning of the New York Banking Law, is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.
CLEARANCE AND SETTLEMENT
      Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream Banking, société anonyme, or Clearstream, Luxembourg, in Luxembourg and Euroclear Bank S.A./N.V. or Euroclear, in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.
      Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in US dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.
      Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

      The policies of DTC, Clearstream, Luxembourg, Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.
      We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.
      DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.
      The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
The Clearing Systems

DTC
      DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg
      Clearstream, Luxembourg has advised us as follows:

•	Clearstream, Luxembourg is a duly licensed bank organized as a société, anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•	Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•	Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•	Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its US customers are limited to securities brokers and dealers and banks.

•	Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear
      Euroclear has advised us as follows:

•	Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•	Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•	Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•	Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems
      We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.
Primary Distribution
      The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.
      Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.
      We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures — DTC
      DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System, or such other procedures as are applicable for other securities.
      Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in US dollars, on the settlement date. For payments in a currency other than US dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures — Euroclear and Clearstream, Luxembourg
      We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.
      Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.
Secondary Market Trading

Trading Between DTC Participants
      Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities, or such other procedures as are applicable for other securities.
      If payment is made in US dollars, settlement will be in same-day funds. If payment is made in a currency other than US dollars, settlement will be free of payment. If payment is made other than in US Dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants
      We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser
      A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.
      The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

      Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.
      As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.
      Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.
Special Timing Considerations
      You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
      In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. US investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.
TAXATION
United States Taxation
      This section describes the material United States federal income tax consequences of acquiring, owning and disposing of securities we may offer pursuant to this prospectus. It applies to you only if you acquire the offered securities in an offering or offerings contemplated by this prospectus and you hold the offered securities as capital assets for tax purposes. This section is the opinion of Sullivan & Cromwell LLP, US counsel to the issuer. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	in the case of debt securities, a bank,

•	in the case of warrants, shares or ADSs, a person that actually or constructively owns 10% or more of the voting stock of Diageo,

•	a person that holds offered securities as part of a straddle or a hedging or conversion transaction (including, in the case of debt securities, debt securities owned as a hedge, or that are hedged, against interest rate or currency risks),

•	a person liable for alternative minimum tax, or

•	a United Sates holder (as defined below) whose functional currency is not the US dollar.
      This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
      You are a United States holder if you are a beneficial owner of an offered security and you are for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
      You are a United States alien holder if you are the beneficial owner of an offered security and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.
You should consult your own tax advisor regarding the United States federal, state and local and other tax consequences of owning and disposing of offered securities in your particular circumstances.
United States Taxation of Shares and ADSs
      This section is based in part upon the representations of the Depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms. In general, and taking into account this assumption, for United States federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the owner of the ordinary shares represented by those ADSs. Exchanges of ordinary shares for ADRs, and ADRs for ordinary shares, generally will not be subject to United States federal income tax.

Dividends
      United States Holders. Under the United States federal income tax laws, and subject to the passive foreign investment company rules discussed below, if you are a United States holder, the gross amount of any dividend paid by Diageo out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate United States holder, dividends paid to you in taxable years beginning before January 1, 2009 will be taxable to you at a maximum tax rate of 15% provided that you hold the shares or ADSs for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date or, in the case of preference shares, if the dividend is attributable to a period or periods aggregating over 366 days that you hold the preference shares for more than 90 days during the 180-day period beginning 90 days before the ex-dividend date, and in each case meet other holding period requirements.

      The dividend is taxable to you when you, in the case of shares, or the Depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a United States holder will be the US dollar value of the pound sterling payments made, determined at the spot pound sterling/ US dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into US dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into US dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the shares or ADSs and thereafter as capital gain.
      Dividends will be income from sources outside the United States, and generally will be “passive income” or “financial services income”, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate.
      United States Alien Holders. If you are a United States alien holder, dividends paid to you in respect of shares or ADSs will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a United States holder. If you are a corporate United States alien holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Capital Gains
      United States Holders. Subject to the passive foreign investment company rules discussed below, if you are a United States holder and you sell or otherwise dispose of your shares or ADSs, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the US dollar value of the amount that you realize and your tax basis, determined in US dollars, in your shares or ADSs. Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.
      United States Alien Holders. If you are a United States alien holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your shares or ADSs unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.
      If you are a corporate United States alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Passive Foreign Investment Company Rules
      We believe that our shares and ADSs should not be treated as stock of a passive foreign investment company, or PFIC, for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, unless a United States holder elects to be taxed annually on a mark-to-market basis with respect to the shares or ADSs, gain realized on the sale or other disposition of your shares or ADSs would in general not be treated as capital gain. Instead, if you are a United States holder, you would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for the shares or ADSs and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. In addition, dividends that you receive from Diageo would not be eligible for the special tax rates applicable to qualified dividend income if Diageo were a PFIC either in the taxable year of the distribution or the preceding taxable year, but instead would be taxable at rates applicable to ordinary income.

Backup Withholding and Information Reporting
      If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of shares or ADSs effected at a United States office of a broker.
      Additionally, backup withholding may apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.
      If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by Diageo or another non-United States payor, and

•	other dividend payments and the payment of the proceeds from the sale of shares or ADSs effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax and the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with US Treasury regulations, or

•	you otherwise establish an exemption.
      Payment of the proceeds from the sale of shares or ADSs effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of shares or ADSs that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in US Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.
      In addition, a sale of shares or ADSs effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “US persons”, as defined in US Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.
      You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.
United States Taxation of Warrants, Purchase Contracts and Units
      A prospectus supplement will describe, if applicable, the United States federal income tax consequences of your ownership of warrants, purchase contracts and/or units and any equity or debt securities issued together with any or all of them.
United States Taxation of Debt Securities
      This discussion describes the principal United States federal income tax consequences of owning the debt securities described in this prospectus.
      This discussion deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to in this discussion as the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

United States Holders
      If you are not a United States holder, this section does not apply to you, and you should see the sections entitled “United States Alien Holders (Diageo Investment)” and “United States Alien Holders (Diageo, Diageo Capital or Diageo Finance)” below for information that may apply to you.
      Payments of Interest. Except as described below in the case of interest on a “discount debt security” that is not “qualified stated interest”, each as defined later under “Original Issue Discount — General”, you will be taxed on any interest on your debt security, whether payable in US dollars or a currency, composite currency or basket of currencies other than US dollars, as ordinary income at the time you receive the interest or at the time it accrues, depending on your method of accounting for tax purposes. We refer to a currency, composite currency or basket of currencies other than US dollars as foreign currency throughout this section.
      Interest paid on, and original issue discount (as described later under “Original Issue Discount”), if any, accrued with respect to the debt securities that are issued by Diageo, Diageo Capital or Diageo Finance constitutes income from sources outside the United States, but, with certain exceptions, will be “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States Holder.
      Cash Basis Taxpayers. If you are a taxpayer that uses the “cash receipts and disbursements” method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the US dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.
      Accrual Basis Taxpayers. If you are a taxpayer that uses the accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).
      If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into US dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.
      When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.
      Original Issue Discount. General. If you own a debt security, other than a debt security with a term of one year or less, referred to as a “short-term debt security”, it will be treated as issued at an original issue discount, referred to as a “discount debt security”, if the debt security’s “stated redemption price at maturity” exceeds its “issue price” by more than a “de minimis amount”. All three terms are defined below. Generally, a debt security’s “issue price” will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s “stated redemption price at maturity” is the total of all payments provided by the debt security that are not payments of “qualified stated interest”. Generally, an interest payment on a debt security is “qualified stated interest” if it is part of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the debt security. There are special rules for “variable rate debt securities” that we discuss below under “Variable Rate Debt Securities”.
      In general, your debt security is not a discount debt security if the amount by which its “stated redemption price at maturity” exceeds its “issue price” is less than 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity, referred to as the “de minimis amount”. Your debt security will have “de minimis original issue discount” if the amount of the excess is less than the de minimis amount. If your debt security has “de minimis original issue discount”, you must include it in income as stated principal payments are made on the debt security, unless you make the election described below under “Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made
      divided by:

•	the stated principal amount of the debt security.
      Inclusion of Original Issue Discount in Income. Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you own your discount debt security, referred to as “accrued OID”. You can determine the daily portion by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount debt security must occur on either the first or final day of an accrual period.
      You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.
      You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.
      If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

      The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security (other than any payment of qualified stated interest); and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.
      Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price (as determined above under “Inclusion of Original Issue Discount in Income”), the excess is “acquisition premium”. If you do not make the election described below under “Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by an amount equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of your debt security divided by:

•	the excess of the sum of all amounts payable (other than qualified stated interest) on your debt security after the purchase date over your debt security’s adjusted issue price.
      Pre-Issuance Accrued Interest. An election can be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.
      If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.
      Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

•	one of such schedules is significantly more likely than not to occur.
      If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.
      Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or the issuer have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that the issuer may exercise, the issuer will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.
      If both you and the issuer hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.
      If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules, referred to as a “change in circumstances”, then, except to the extent that a portion of your debt security is repaid as a result of the change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.
      Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under the heading “Inclusion of Original Issue Discount in Income”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “Debt Securities Purchased at a Premium”) or acquisition premium.
      If you make this election for your debt security, then, when you apply the constant-yield method:

•	the “issue price” of your debt security will equal your cost;

•	the issue date of your debt security will be the date you acquired it; and

•	no payments on your debt security will be treated as payments of qualified stated interest.
      Generally, this election will apply only to the debt security for which you make it; however, if the debt security for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you own as of the beginning of the taxable year in which you acquire the debt security for which you made this election or which you acquire thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or thereafter acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.
      Variable Rate Debt Securities. Your debt security will be a “variable rate debt security” if:

•	your debt security’s “issue price” does not exceed the total noncontingent principal payments by more than the lesser of:

•	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest (compounded or paid at least annually) only at:

•	one or more “qualified floating rates”;

•	a single fixed rate and one or more qualified floating rates;

•	a single “objective rate”; or

•	a single fixed rate and a single objective rate that is a “qualified inverse floating rate”.
      Your debt security will have a variable rate that is a “qualified floating rate” if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35; or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.
      If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.
      Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions, including caps, floors, governors, or other similar restrictions, unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.
      Your debt security will have a variable rate that is a single “objective rate” if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your debt security is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.
      Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.
      An objective rate as described above is a “qualified inverse floating rate” if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.
      Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.
      In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.
      If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate, other than at a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.
      When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.
      If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.
      Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID (as specially defined below for the purposes of this paragraph) for US federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.
      When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.
      Foreign Currency Discount Debt Securities. You must determine OID for any accrual period on your discount debt security if it is denominated in, or determined by reference to, a foreign currency in the foreign currency and then translate the amount of OID into US dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

      Debt Securities Purchased at a Premium. If you purchase your debt security for an amount in excess of all amounts payable on the debt security after the acquisition date, other than payments of qualified stated interest, you may elect to treat the excess as “amortizable bond premium”. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable, based on your debt security’s yield to maturity, to that year. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security when your amortized bond premium offsets your interest income is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments, the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Service. See also “Election to Treat All Interest as Original Issue Discount”.
      Market Discount. You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount and your debt security will be a “market discount debt security” if:

•	you purchase your debt security for less than its issue price (as determined above under “General”); and

•	your debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s “revised issue price”, exceeds the price you paid for your debt security by at least 1/4 of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity.
      To determine the “revised issue price” of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its “issue price”.
      If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its “revised issue price”, does not exceed the price you paid for the debt security by 1/4 of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes “de minimis market discount”, and the rules that we discuss below are not applicable to you.
      If you recognize gain on the maturity or disposition of your market discount debt security, you must treat it as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the debt security with respect to which it is made and you may not revoke it.
      If you own a market discount debt security and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.
      Purchase, Sale and Retirement of the Debt Securities. Your tax basis in your debt security will generally be the US dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then

•	subtracting the amount of any payments on your debt security that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your debt security.
      If you purchase your debt security with foreign currency, the US dollar cost of your debt security will generally be the US dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer (or an accrual basis taxpayer if you so elect), and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the US dollar cost of your debt security will be the US dollar value of the purchase price on the settlement date of your purchase.
      You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the US dollar value of such amount on:

•	the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulation;

•	the date of disposition, if you are an accrual basis taxpayer; or

•	the settlement date for the sale, if you are a cash basis taxpayer (or an accrual basis United States holder that so elects) and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulation.
      You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	attributable to changes in exchange rates as described in the next paragraph;

•	described above under “Original Issue Discount — Short-Term Debt Securities” or “Market Discount”;

•	attributable to accrued but unpaid interest; or

•	the rules governing contingent payment obligations apply.
      Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.
      You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you only take exchange gain or loss into account to the extent of the total gain or loss you realize on the transaction.
      Exchange of Amounts in Currencies Other Than US Dollars. If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its US dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the US dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for US dollars, any gain or loss recognized generally will be ordinary income or loss.
      Indexed Debt Securities. The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.
      United States Alien Holders (Diageo Investment). This section describes the tax consequences to a United States alien holder of acquiring, owning and disposing of debt securities issued by Diageo Investment. If you are a United States holder, or a United States alien holder of debt securities issued by Diageo, Diageo Capital or Diageo Finance, this section does not apply to you.

      This discussion assumes that the debt security is not subject to the rules of Section 871(h)(4)(A) of the Code, which relates to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.
      Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

•	Diageo Investment and its paying agents will not deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of interest,

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Diageo (or certain of its affiliates) entitled to vote;

•	you are not a controlled foreign corporation that is related to Diageo Investment through stock ownership; and

•	the United States payor does not have actual knowledge or reason to know that you are a United States person and:

a. you have furnished to the United States payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the United States payor documentation that establishes your identity and your status as a non-United States person,

c. the United States payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii. a United States branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or United States branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d. the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i. certifying to the United States payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii. to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e. the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security.
      Further, a debt security held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Diageo Investment entitled to vote at the time of death; and

•	the income on the debt security would not have been effectively connected with a United States trade or business of the decedent at the same time.
      United States Alien Holders (Diageo, Diageo Capital or Diageo Finance). This section describes the tax consequences to a United States alien holder of acquiring, owning and disposing of debt securities issued by Diageo, Diageo Capital or Diageo Finance. If you are a United States holder, or a United States alien holder of debt securities issued by Diageo Investment, this section does not apply to you.
      Payments of Interest. Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a debt security is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Code; or

•	you both:

•	have an office or other fixed place of business in the United States to which the interest is attributable; and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States.
      Purchase, Sale, Retirement and Other Disposition of the Debt Securities. You generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.
      For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Backup Withholding and Information Reporting (Diageo Investment)
      This section describes the backup withholding and information reporting relating to holders of debt securities issued by Diageo Investment.
      United States Holders. In general, if you are a noncorporate United States holder, Diageo Investment and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of OID on a discount debt security. In addition, the proceeds of the sale of your debt security before maturity within the United States will be reported to the United States Internal Revenue Service. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.
      United States Alien Holders. In general, if you are a United States alien holder, payments of principal, premium or interest, including OID, made by Diageo Investment and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders (Diageo Investment)” are satisfied or you otherwise establish an exemption. However, Diageo Investment and other payors are required to report payments of interest on your debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations, or

•	you otherwise establish an exemption.
      If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.
      In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in United States Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.
      In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “US persons”, as defined in US Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

Backup Withholding and Information Reporting (Diageo, Diageo Capital or Diageo Finance)
      This section describes the backup withholding and information reporting requirements regarding holders of debt securities issued by Diageo, Diageo Capital or Diageo Finance.
      United States Holders. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States.
      Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.
      United States Alien Holders. If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by Diageo, Diageo Capital or Diageo Finance, or another non-United States payor and

•	other payments of principal and interest and the payment of proceeds from the sale effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with United States Treasury regulations, or

•	you otherwise establish an exemption.
      Payment of the proceeds from the sale of debt securities issued by Diageo, Diageo Capital or Diageo Finance will have the same tax treatment as payments of the proceeds from the sale of debt securities issued by Diageo Investment described above.
United Kingdom Taxation
United Kingdom Taxation of Shares and ADSs
      The following summary describes the material UK tax consequences of the acquisition, ownership and disposition of shares or ADSs issued by Diageo, but it does not purport to be a comprehensive description of all of the UK tax considerations that may be relevant to a decision to acquire such securities. It is the opinion of Slaughter and May, English counsel to Diageo. The summary is based on current UK tax legislation, current UK Inland Revenue practice and the terms of the UK/US income tax treaty (the “Treaty”), as appropriate, all of which are subject to change at any time, possibly with retrospective effect.

      The summary only applies to persons who are the beneficial owners of their shares or ADSs and assumes that holders of ADSs will be treated as holders of the underlying ordinary shares. References to a US holder are to that term as described above under “— United States Taxation of Shares and ADSs”. The summary may not apply to special classes of shareholders or ADS holders, such as dealers in securities. Prospective purchasers of the shares or ADSs should consult their own tax advisors as to the UK, US or other tax consequences of the acquisition, ownership and disposition of shares or ADSs in their particular circumstances, including the applicability and effect of the Treaty.

Taxation of chargeable gains

UK residents
      A disposal (or deemed disposal) of shares or ADSs by a shareholder, or holder of ADSs, who is resident or (in the case of an individual) ordinarily resident for tax purposes in the UK may, depending on the shareholder’s or ADS holder’s particular circumstances, and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of UK taxation on chargeable gains.

Persons temporarily non-resident in the UK
      A shareholder or ADS holder who is an individual and who has, on or after March 17, 1998, ceased to be resident and ordinarily resident for tax purposes in the UK for a period of less than five years of assessment and who disposes of shares or ADSs during that period may be liable, in the tax year in which such shareholder or ADS holder begins to be resident and ordinarily resident again in the UK, to UK taxation on chargeable gains arising during his period of absence, subject to any available exemption or relief.

Non-UK resident persons
      Subject to the provisions set out above in relation to temporary non-residents, shareholders or ADS holders who are neither resident nor (in the case of an individual) ordinarily resident in the UK will not normally be liable for UK tax on chargeable gains (or for any other UK tax upon a disposal or deemed disposal of shares or ADSs) unless they carry on a trade, profession or vocation in the UK through a permanent establishment, branch or agency and the shares or ADSs are or have been used or held by or for the purposes of the permanent establishment, branch or agency, in which case such shareholder or ADS holder might, depending on individual circumstances, be liable to UK tax on chargeable gains on any disposal (or deemed disposal) of shares of ADSs.

Taxation of dividends
      Diageo will not be required to withhold tax at source when paying a dividend on the shares or ADSs.

UK residents
      An individual shareholder or ADS holder who is resident in the UK for tax purposes will be entitled to a tax credit in respect of any dividend received from Diageo and will be taxable on the gross dividend, which is the aggregate of the dividend received and related tax credit. The value of the tax credit will be equal to one-ninth of the dividend received (and, therefore, 10% of the gross dividend). The gross dividend will be treated as an individual’s income and will be subject to tax at the individual’s marginal rate. The tax credit will, however, be treated as discharging the individual’s liability to income tax in respect of the gross dividend, unless and except to the extent that the gross dividend falls above the threshold for the higher rate of income tax. A UK resident individual shareholder or ADS holder who is liable to income tax at the higher rate will be subject to tax at the rate applicable to dividends for such shareholders or ADS holders (currently 32.5%) on the gross dividend. The tax credit will be set off against but will not fully discharge such shareholder’s or ADS holder’s tax liability on the gross dividend and he will have to pay additional tax equal to 22.5% of the gross dividend, being 25% of the dividend received, to the extent that such sum falls above the threshold for the higher rate of income tax.

      There will be no payment of the tax credit or any part of it to an individual whose liability to income tax on the dividend and the related tax credit is less than the tax credit, except where the individual holds the relevant shares through a personal equity plan or individual savings account and the dividend is received into such plan or account on or before April 5, 2004.
      UK resident shareholders or ADS holders who are not liable for UK tax on dividends, including pension funds and charities, will not be entitled to claim the tax credits in respect of dividends although charities will be entitled to a payment by the UK Inland Revenue of a specified proportion of any dividend paid by us to the charities on or before April 5, 2004.
      Subject to an exception for some insurance companies with overseas business, UK resident corporate shareholders or ADS holders will generally not be subject to corporation tax in respect of dividends received from Diageo, but will not be entitled to payment in respect of, or utilization of, any tax credit with respect to the dividends.

Non-UK resident persons
      In general, holders of shares or ADSs who are not resident for tax purposes in the UK and who receive a dividend from Diageo will not have any further UK tax to pay in respect of the dividend, but will not normally be able to claim any additional payment in respect of the dividend from the UK Inland Revenue under any applicable double tax treaty (including the Treaty).

Stamp duty and stamp duty reserve tax
      Any conveyance or transfer on sale or other disposal of shares will be subject to UK stamp duty or SDRT. The transfer on sale of shares will be liable to ad valorem UK stamp duty or SDRT, generally at the rate of 0.5% of the consideration paid (rounded up to the next multiple of £5 in the case of stamp duty). Stamp duty is usually the liability of the purchaser or transferee of the shares. An unconditional agreement to transfer such shares will be subject to SDRT, generally at the rate of 0.5% of the consideration paid, but such liability will be cancelled, or, if already paid, refunded, if the agreement is completed by a duly stamped transfer within six years of the agreement having become unconditional. SDRT is normally the liability of the purchaser or transferee of the shares.
      Where Diageo issues shares, or a holder of shares transfers such shares, to a depositary receipt issuer or to a person providing clearance services (or their nominee or agent), a liability for UK stamp duty or SDRT at the rate of 1.5% (rounded up to the next multiple of £5 in the case of the stamp duty) of either the issue price or, in the case of a transfer, the amount or value of the consideration for the transfer, or the value of the shares will arise.
      If any ADSs are cancelled, with the ordinary shares that they represent being transferred to the ADS holder, a liability for stamp duty may arise at the fixed rate of £5 per holding of ordinary shares.
      No liability for stamp duty or SDRT will arise on a transfer of ADSs, provided that any document that effects such transfer is not executed in the UK and that it remains at all subsequent times outside the UK. An agreement to transfer ADSs will not give rise to a liability for SDRT.
United Kingdom Taxation of Warrants, Purchase Contracts and Units
      A prospectus supplement will describe, if applicable, the UK federal income tax consequences of your ownership of warrants, purchase contracts and/or units and any equity or debt securities issued together with the warrants, purchase contracts and/or units.
United Kingdom Taxation of Debt Securities
      The following summary describes certain United Kingdom taxation implications of acquiring, holding or disposing of debt securities issued by Diageo, Diageo Capital, Diageo Finance or Diageo Investment. It is the opinion of Slaughter and May, English counsel to Diageo. The summary is based on current United Kingdom tax legislation, current United Kingdom Inland Revenue practice and the terms of the Treaty (as defined above), as appropriate, all of which are subject to change at any time, possibly with retrospective effect. The summary relates only to the position of persons who are absolute beneficial owners of the debt securities and does not deal with the position of certain classes of holders of debt securities such as dealers.
Please consult your own tax adviser concerning the consequences of owning these debt securities in your particular circumstances under UK law and the laws of any other taxing jurisdiction.

Payments
      Payments of principal and interest on debt securities issued by Diageo Investment or Diageo Finance will not be subject to withholding or deduction for or on account of UK taxation. Payments of principal on the debt securities issued by Diageo or Diageo Capital in accordance with the procedures described beginning on page 15 under “Description Of Debt Securities And Guarantees — Additional Mechanics — Payment and Paying Agents” will not be subject to any deduction or withholding for or on account of UK taxation. Payments of interest on debt securities issued by Diageo or Diageo Capital, in accordance with the described procedure, will not be subject to withholding or deduction for or on account of UK taxation so long as such debt securities carry a right to interest and are listed on the New York Stock Exchange or any other “recognized stock exchange” within the meaning of Section 841 of the Income and Corporation Taxes Act 1988. On the basis of the UK Inland Revenue’s published interpretation of the relevant legislation, securities which are to be listed on a stock exchange in a country which is a member state of the European Union or which is part of the European Economic Area will satisfy this requirement if they are listed by a competent authority in that country and are admitted to trading on a recognized stock exchange in that country; securities which are to be listed on a stock exchange in any other country will satisfy this requirement if they are admitted to trading on a recognized stock exchange in that country. The London Stock Exchange and the New York Stock Exchange are recognized stock exchanges for these purposes.
      Payments of interest on debt securities issued by Diageo or Diageo Capital may also be made without withholding or deduction for or on account of UK income tax if the maturity of the relevant debt security is less than one year from the date of issue and the debt security is not issued under arrangements the effect of which is to render such debt security part of a borrowing with a total term of one year or more.
      In all other cases, payments will generally be made after deduction of tax at the lower rate, which is currently 20%. Certain holders of debt securities who are resident in the United States will generally be entitled to receive payments free of deductions on account of UK tax under the Treaty and may therefore be able to obtain a direction to that effect from the UK Inland Revenue. Holders of debt securities who are resident in other jurisdictions may also be able to receive payment free of deductions under an appropriate double taxation treaty and may be able to obtain a direction to that effect. However, such a direction will only be issued on prior application to the relevant tax authorities by the holder in question. If such a direction is not given, the person making the payment will be required to withhold tax, although a holder of debt securities resident in another jurisdiction who is entitled to relief may subsequently claim the amount withheld from the UK Inland Revenue.
      The interest on debt securities issued by Diageo or Diageo Capital will have a UK source and accordingly may be chargeable to UK tax by direct assessment. However, the interest will not be chargeable to UK tax in the hands of a person who is not resident for tax purposes in the UK unless that person carries on a trade, profession or vocation in the UK through a permanent establishment, branch or agency in the UK in connection with which the interest is received or to which those debt securities are attributable. There are certain exceptions for interest received by certain categories of agents.

Guarantee Payments
      Any payments made by Diageo under the guarantee either to:

•	holders who beneficially own debt securities, or

•	any issuer to enable it to make payments of principal or interest in respect of the debt securities, will have a UK source for UK tax purposes. Therefore recipients may be directly assessed for UK tax on the receipt of this payment. However, where a payment is made to a holder who is resident in another jurisdiction, the recipient will not be directly assessed for UK tax on that payment, unless such recipient carries on a trade, profession or vocation in the UK through a UK permanent establishment, branch or agency in connection with which the interest is received or to which those debt securities are attributable, in which case (subject to exceptions for interest received by certain categories of agents) tax may be levied on the UK permanent establishment, branch or agency.
      If a payment is made to a holder of debt securities, no withholding need be made nor UK tax deducted, provided an appropriate claim relating to that payment has been validly made and accepted by the UK Inland Revenue under the relevant double taxation treaty. It is also necessary for the following to be true:

•	the payment constitutes “interest”, as this term is defined in the Interest Article of the relevant treaty, or is exempt from taxation under the relevant treaty;

•	the person beneficially entitled to that payment is entitled to and has claimed the benefit of the relevant treaty in respect of the payment; and

•	Diageo has received from the UK Inland Revenue a direction under the relevant treaty allowing the payment to be made without the deduction of UK tax.

Provision of Information
      Holders of debt securities should note that where any interest on debt securities is paid to them (or to any person acting on their behalf) by any of the issuers or any person in the United Kingdom acting on behalf of any of the issuers (a “paying agent”), or is received by any person in the United Kingdom acting on behalf of the relevant holder (other than solely by clearing or arranging the clearing of a check) (a “collecting agent”), the relevant issuer (in the case of debt securities issued by Diageo or Diageo Capital), the paying agent or the collecting agent (as the case may be) may, in certain cases, be required to supply to the UK Inland Revenue details of the payment and certain details relating to the holder (including the holder’s name and address). These provisions will apply whether or not the interest has been paid subject to withholding or deduction for or on account of UK income tax and whether or not the holder is resident in the United Kingdom for UK taxation purposes. Where the holder is not so resident, the details provided to the UK Inland Revenue may, in certain cases, be passed by the UK Inland Revenue to the tax authorities of the jurisdiction in which the holder is resident for taxation purposes. For the above purposes, “interest” should be taken, for practical purposes, as including payments made by the Guarantor in respect of interest on debt securities. The provisions referred to above may also apply, in certain circumstances, in relation to payments made on redemption of any debt securities where the amount payable on redemption is greater than the issue price of the debt securities. Further legislation is expected to be introduced, as provided for by the Finance Act 2003, to implement in United Kingdom law the proposed EU Savings Directive (for details of which see the section below entitled “European Union Savings Directive”).

Optional Tax Redemption
      In the earlier section entitled “Description Of Debt Securities And Guarantees — Special Situations — Optional Tax Redemption” we set out two situations in which the issuers may redeem any debt securities. As at the date of this prospectus, none of those situations applies in respect of UK taxation law. It is assumed that all reasonable measures will be taken to avoid the payment of additional amounts or any deduction or withholding.

Disposal (including Redemption)
      A holder of debt securities who is resident in another jurisdiction will not be liable to UK taxation in respect of a disposal (including redemption) of a debt security, any gain accrued in respect of a debt security or any change in the value of a debt security.
      This will be the case unless, at the time of the disposal, the holder carries on a trade, profession or vocation in the United Kingdom through a permanent establishment, branch or agency and the debt security was used in or for the purposes of this trade, profession or vocation or acquired for the use and used by or for the purchases of the permanent establishment, branch or agency. If the holder is a company resident in the United Kingdom, it will have to account for corporation tax in respect of both interest and all profits and gains arising from, and from any change in the value in, a debt security. If the holder is an individual resident in the United Kingdom, he may have to account for capital gains tax in respect of any gains arising on a disposal of a debt security, unless the debt securities are “qualifying corporate bonds” within the meaning of section 117 of the Taxation of Chargeable Gains Act 1992. If this is the case, neither chargeable gains nor allowable losses will arise on a disposal of the debt securities for the purposes of taxation of chargeable gains.

Inheritance Tax
      A holder of debt securities who is an individual domiciled outside the United Kingdom will generally not be liable to UK inheritance tax in respect of his holding of debt securities. This will be the case if a register of the debt securities is maintained outside the United Kingdom. If no register is maintained, there may be a liability to inheritance tax if the debt securities are held in the United Kingdom. If so, exemption from or reduction in any UK inheritance tax liability may be available for holders of debt securities who are resident in another jurisdiction under a relevant tax treaty made between that jurisdiction and the United Kingdom.
      Holders of debt securities who are resident in the United Kingdom may be liable to inheritance tax in respect of their holdings of debt securities.

Stamp Duty and Stamp Duty Reserve Tax
      No UK stamp duty or stamp duty reserve tax will generally be payable by a holder of debt securities on the creation, issue or redemption of the debt securities by any issuer.
      No liability for UK stamp duty or stamp duty reserve tax will arise on a transfer, or an agreement to transfer, of debt securities unless such securities carry:

•	a right of conversion into shares or other securities;

•	a right to interest, the amount of which is or was determined to any extent by reference to the results of, or of any part of, a business or to the value of any property;

•	a right to interest the amount of which exceeds a reasonable commercial return on the nominal amount of the capital; or

•	a right of repayment to an amount which exceeds the nominal amount of the capital and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed on the Official List of the London Stock Exchange.
Netherlands Taxation

General
      The following describes the principal Dutch tax consequences for non-residents of The Netherlands of holding and disposing of debt securities issued by Diageo Finance B.V. This summary does not purport to be a comprehensive description of all Dutch tax considerations that may be relevant to a decision to hold, and to dispose of the debt securities. It is the opinion of Houthoff Buruma, Dutch counsel to Diageo plc and Diageo Finance B.V. Each prospective holder of debt securities should consult a professional adviser with respect to the tax consequences of an investment in the debt securities. The discussion of certain Dutch taxes set forth below is included for general information purposes only.
      This summary is based on the Dutch tax legislation, published case law, treaties, rules, regulations and similar documentation, in force as of the date of this prospectus, without prejudice to any amendments introduced at a later date and implemented with retroactive effect. The summary only applies to persons who are the beneficial owners of the debt securities. This summary does not address the Dutch tax consequences of an individual holder of debt securities, who holds a substantial interest (aanmerkelijk belang) in Diageo plc.
      A substantial interest is generally present if a holder holds, whether directly or indirectly, alone or — if the holder is an individual — together with his or her spouse or partner, or a person deemed to be his or her partner, or other persons sharing such person’s house or household, or certain other such persons’ relatives (including foster children), the ownership of, or certain other rights (including rights to acquire shares whether or not already issued) over, shares representing 5% or more of the total issued and outstanding capital (or of the issued and outstanding capital of any class of shares) of a company.

Dutch Taxation of Warrants, Purchase Contracts and Units
      A prospectus supplement will describe, if applicable, the Dutch income tax consequences of your ownership of warrants, purchase contracts and/or units and any equity or debt securities issued together with the warrants, purchase contracts and/or units.

Dutch Taxation of Debt Securities
      A holder of debt securities that is not a resident nor deemed to be a resident of The Netherlands for Dutch tax purposes (nor has opted to be taxed as a resident of The Netherlands) is not taxable in respect of income derived from the debt securities and capital gains realized upon the disposal, transfer or alienation of the debt securities, unless:

(i) the holder of debt securities has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which enterprise or part thereof, as the case may be, the debt securities are attributable; or

(ii) the holder of debt securities is an individual, and such income or capital gain qualifies as “a benefit from miscellaneous activities” (resultaat uit overige werkzaamheden) in The Netherlands which, for instance, would be the case if the holder of debt securities performs activities in The Netherlands with respect to the debt securities that exceed “regular, active portfolio management” (normaal actief vermogensbeheer); or

(iii) the holder of debt securities is entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands, other than by way of securities or through an employment contract, and to which enterprise the debt securities are attributable; or

(iv) the holder of debt securities is a legal entity or any other body or fund that is subject to Dutch corporate income tax and has a substantial interest in Diageo plc, which cannot be allocated to the business assets of the holder of debt securities.
      In case the holder of the debt securities is an individual the income or capital gains realized under conditions (i) and (ii) are, in principle, subject to individual income tax at progressive rates up to 52%. In case of condition (iii) such holder of debt securities will be taxed at a flat rate of 30% on deemed income from “savings and investments” (sparen en beleggen). This deemed income amounts to 4% of the average of the individual’s “yield basis” (rendementsgrondslag) at the beginning of the calendar year and the individual’s “yield basis” at the end of the calendar year, insofar the average exceeds a certain threshold. The debt securities will be included in the individual’s “yield basis”. In case the holder of the debt securities is a legal entity or any other body or fund that is subject to corporate income tax the income or capital gains realized under conditions (i), (iii) and (iv) is, in principle, subject to corporate income tax at a maximum rate of 34.5%.

Dutch Withholding Tax
      No Dutch withholding tax is due upon payments on the debt securities issued by Diageo Finance provided that none of the payments under the debt securities are contingent on, or otherwise related or deemed related to, either the profits of or distributions of such profits by Diageo Finance or an affiliate of Diageo Finance.

Tax Treaties
      Under most tax treaties, The Netherlands may not impose tax on taxable income from or capital gains realized upon the disposal, transfer or alienation of the debt securities, unless additional conditions are met.

Dutch Gift and Inheritance Taxes
      No gift or inheritance taxes will arise in The Netherlands in respect of the acquisition of the debt securities by way of gift by, or as a result of the death of, a holder of debt securities who is neither a resident nor deemed to be a resident of The Netherlands for the purposes of the Dutch gift and inheritance tax, unless:

(i) such holder at the time of the gift has or at the time of his or her death had an enterprise or an interest in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which Dutch enterprise or part thereof, as the case may be, the debt securities are or were attributable; or

(ii) the debt securities are or were attributable to the assets of an enterprise that is effectively managed in The Netherlands and the donor is or the deceased was entitled to a share in the profits of that enterprise, at the time of the gift or at the time of his or her death, other than by way of securities or through an employment contract; or

(iii) in the case of a gift of the debt securities by an individual who at the date of the gift was neither a resident nor deemed to be a resident of The Netherlands, such individual dies within 180 days after the date of the gift, while at the time of his or her death being a resident or deemed to be a resident of The Netherlands.
      An individual of the Dutch nationality who is not a resident of The Netherlands is deemed to be a resident of The Netherlands for the purposes of the Dutch gift and inheritance tax, if he or she has been resident in The Netherlands during the ten years preceding the gift or his or her death. An individual of any other nationality is deemed to be a resident of The Netherlands for the purposes of the Dutch gift tax only if he or she has been residing in The Netherlands at any time during the twelve months preceding the time of the gift.

Other Taxes and Duties
      No capital duty, registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty, will be payable in The Netherlands by a holder of debt securities in respect of or in connection with the subscription, issue, placement, allotment or delivery of the debt securities.

European Union Savings Directive
      On June 3, 2003, the Council of the European Union (“ECOFIN”) approved the text of a directive regarding the taxation of, and information exchange among member states of the European Union (“Member States”) with respect to, interest income. Each Member State is required to implement laws that will require information reporting by paying agents in that Member State about interest payments to beneficial owners who are individuals resident in another Member State. Generally, this information will be furnished to the competent taxing authority of the Member State of the beneficial owner’s residence. For a transitional period, however, until a number of conditions are met, Austria, Belgium and Luxembourg may instead impose a withholding tax on interest payments. The rate of withholding would be 15% for the first three years of implementation of the directive (starting January 1, 2005, if the provisions of the directive are applied as scheduled), 20% as from January 1, 2008 and 35% as from January 1, 2011.

      Although Member States should enact laws implementing the directive by January 1, 2004 to apply to interest payments made on or after January 1, 2005, it is presently not possible to predict when and how the directive will apply, because its application is subject to a number of important conditions.
If you reside in a Member State of the European Union, please consult your own legal or tax advisors regarding the consequences of the directive in your particular circumstances.

PLAN OF DISTRIBUTION
      We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.
Underwriters
      If we use underwriters in the sale, we will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      Diageo plc may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by Diageo or borrowed from Diageo or others to settle those sales or to close out any related open borrowing of stock, and may use securities received from Diageo in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). Diageo may also sell ordinary shares short using this prospectus and deliver ordinary shares covered by this prospectus to close out such short positions, or loan or pledge ordinary shares to financial institutions that in turn may sell the ordinary shares using this prospectus. Diageo may pledge or grant a security interest in some or all of the ordinary shares covered by this prospectus to support a derivative or hedging position or other obligation and, if Diageo defaults in the performance of its obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus.
      One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation.
      If the prospectus supplement so indicates, we may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.
      Each series of debt securities, warrants, purchase contracts or units offered will be a new issue of securities and will have no established trading market. The debt securities offered may or may not be listed on a national securities exchange. We cannot be sure as to the liquidity of or the existence of trading markets for any debt securities, warrants, purchase contracts or units offered.

      Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.
Dealers
      If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.
Agents and Direct Sales
      We may sell securities directly or through agents that we designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.
Institutional Investors
      If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.
      The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities can not at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.
Indemnification
      Agreements that we have entered into or may enter into with underwriters, dealers, agents or remarketing firms may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers, agents or remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
      Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Diageo to indemnification by Diageo against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Diageo in the ordinary course of business.

Market Making
      In the event that we do not list securities of any series on a US national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.
VALIDITY OF SECURITIES
      Sullivan & Cromwell LLP, our US counsel, and Davis Polk & Wardwell, US counsel for any underwriters, will pass upon the validity of the debt securities, debt warrants, purchase contracts and guarantees as to certain matters of New York law. Slaughter and May, our English solicitors, will pass upon the validity of the debt securities, guarantees, warrants, purchase contracts, preference shares and ordinary shares as to certain matters of English law. Morton Fraser, our Scottish solicitors, will pass upon Scottish law matters. Houthoff Buruma, our Dutch counsel, will pass upon Dutch law matters.
EXPERTS
      Diageo’s consolidated financial statements as of June 30, 2003 and June 30, 2002 and each of the three years in the period ended June 30, 2003, which are incorporated in this prospectus by reference to Diageo’s Annual Report on Form 20-F for the year ended June 30, 2003, have been audited by KPMG Audit Plc, independent auditors, as set forth in their report thereon which is incorporated by reference in this prospectus. The consolidated financial statements have been incorporated by reference in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.
EXPENSES
      The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement:

Securities and Exchange Commission registration fee	$0
Printing and engraving expenses	40,000
Legal fees and expenses	300,000
Accounting fees and expenses	100,000
Indenture Trustee’s fees and expenses	15,000

Total	$455,000

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